Exhibit 10.1

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by an asterisk and has been filed separately with the Securities and Exchange Commission pursuant to rule 406 under the Securities Act of 1933, as amended, and the Commission’s rules and regulations promulgated under the Freedom of Information Act, pursuant to a request for confidential treatment.***

REVOLVING/TERM CREDIT AND SECURITY AGREEMENT

among

SERACARE LIFE SCIENCES, INC.

as the Borrower

THE LENDERS HEREIN NAMED

UNION BANK OF CALIFORNIA, N.A.

as the Administrative Agent

and

BROWN BROTHERS HARRIMAN & CO.

as the Collateral Agent

Dated as of September 14, 2004

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4.7	Environmental Matters	36

4.8	Intellectual Property	37

4.9	Taxes	37

4.10	Federal Regulations	37

4.11	ERISA Compliance	38

4.12	Investment Company Act; Public Utility Holding Company Act	38

4.13	Subsidiaries	38

4.14	Purpose of Loans and Letters of Credit	39

4.15	Accuracy and Completeness of Information	39

4.16	Real Property Assets	39

4.17	Permits, Etc.	39

4.18	Nature of Business	39

4.19	Capital Structure and Equity Ownership	40

4.20	Insolvency	40

4.21	Labor Matters	40

4.22	Condemnation	40

4.23	Representations and Warranties Relating to Accounts	40

4.24	Representations and Warranties Relating to Inventory	41

SECTION 5. CONDITIONS PRECEDENT		41

5.1	Conditions to Closing Date	41

5.2	Conditions to Each Loan or Letter of Credit	44

SECTION 6. AFFIRMATIVE COVENANTS		45

6.1	Financial Statements	45

6.2	Certificates; Other Information	45

6.3	Payment of Obligations	47

6.4	Conduct of Business and Maintenance of Existence	47

6.5	Maintenance of Property; Insurance	47

6.6	Inspection of Property; Books and Records; Discussions	48

6.7	Use of Proceeds	49

6.8	Interest Rate Protection	49

6.9	Acquisition of Real Property	49

6.10	Lease and License Compliance	49

6.11	Environmental Laws	49

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6.12	Employee Contracts	50

6.13	Covenants Regarding Additional Subsidiaries	50

6.14	Landlord Consents; Warehouse Letters	51

6.15	Insurance Policies	51

6.16	Foreign Qualification Certificate	51

SECTION 7. NEGATIVE COVENANTS		52

7.1	Financial Condition Covenants	52

7.2	Limitation on Indebtedness	54

7.3	Limitation on Liens	55

7.4	Limitation on Fundamental Changes	57

7.5	Limitation on Sale of Assets	57

7.6	Limitation on Restricted Payments	57

7.7	Limitation on Acquisitions, Investments, Loans and Advances	58

7.8	Management Fees	58

7.9	Transactions with Affiliates	58

7.10	Fiscal Year	59

7.11	Prohibitions on Certain Agreements	59

7.12	Sale-Leaseback Transactions	59

7.13	Unfunded Liabilities	59

7.14	Line of Business	59

7.15	Prepayment of Subordinated Debt	59

SECTION 8. EVENTS OF DEFAULT		60

SECTION 9. THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT		63

9.1	Appointment and Authorization	63

9.2	The Agents and Their Affiliates	63

9.3	Proportionate Interest in any Collateral	63

9.4	Lenders’ Credit Decisions	63

9.5	Action by Administrative Agent and Collateral Agent	64

9.6	Liability of Agents	65

9.7	Indemnification	66

9.8	Successor Agents	66

9.9	No Obligations of Borrower	67

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SECTION 10. MISCELLANEOUS		67

10.1	Amendments and Waivers	67

10.2	Notices	68

10.3	No Waiver; Cumulative Remedies	68

10.4	Survival of Representations and Warranties	69

10.5	Payment of Expenses and Taxes	69

10.6	Successors and Assigns; Assignments; Participation; Purchasing Lenders	70

10.7	Right of Setoff	72

10.8	Sharing of Setoffs	72

10.9	Foreign Lenders and Participants	72

10.10	Counterparts	74

10.11	Severability	74

10.12	Integration	74

10.13	GOVERNING LAW	74

10.14	Consent to Jurisdiction; Waiver of Jury Trial	75

10.15	Acknowledgements	75

10.16	Headings	76

10.17	Confidentiality	76

Exhibits
A	Form of Borrowing Base Certificate
B	Form of Continuation Notice
C	Form of Covenant Compliance Certificate
D	Form of Letter of Credit Request
E	Form of Loan Request
F	Form of Pricing Certificate
G	Form of Revolving Loan Note
H	Form of Term Loan Note
I	Form of Legal Opinion
J	Form of Responsible Officer Certificate
K	Form of Commitment Assignment and Acceptance

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Schedules
1.1	Lender Commitments
4.2	Qualification Jurisdictions
4.5	Litigation
4.6	Legal and Operating Names
4.7	Environmental Matters
4.8	Intellectual Property
4.16	Real Property
4.17	Permits
4.19	Capital Structure and Equity Ownership
7.2(f)	Subordinated Debt
7.3	Permitted Liens
7.8	Certain Management Fees

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REVOLVING/TERM CREDIT AND SECURITY AGREEMENT

THIS REVOLVING/TERM CREDIT AND SECURITY AGREEMENT, dated as of September 14, 2004, among SERACARE LIFE SCIENCES, INC., a California corporation (the “Borrower”), as the borrower, each lender whose name is set forth on the signature pages of this Agreement and each lender that may hereafter become a party to this Agreement pursuant to Section 10.6(c) hereof (collectively, the “Lenders” and individually, a “Lender”), UNION BANK OF CALIFORNIA, N.A, as the Administrative Agent, and BROWN BROTHERS HARRIMAN & CO., as the Collateral Agent.

RECITALS

WHEREAS, the Borrower and BBH are parties to a Revolving Credit Agreement, dated as of October 8, 2003, as amended (collectively, the “Existing Credit Agreement”), pursuant to which BBH made available to the Borrower a revolving loan and letter of credit facility (collectively, the “Existing Credit Facilities”).

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving loan and letter of credit facility and a term loan for the Borrower’s use in repaying its obligations to BBH under the Existing Credit Agreement and funding permitted acquisitions, including the Boston Biomedica Acquisition described below, and for the Borrower’s working capital and general corporate purposes.

WHEREAS, the Lenders are willing to make such facilities available to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.

As used in this Agreement, the following terms shall have the following respective meanings:

“Accountants”: KPMG LLP, or such other firm of independent certified public accountants of recognized national standing as shall be selected by the Borrower and reasonably satisfactory to the Requisite Lenders.

“Account Debtor”: the Person obligated to make payment to the Borrower with respect to an Account.

“Accounts”: all “accounts,” as such term is defined in the UCC, now owned or hereafter created or acquired by the Borrower, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by “chattel paper,” “documents” or “instruments” (as such terms are defined in the UCC)), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to the Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by the Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of the Borrower) now or hereafter in existence, including the right to receive the proceeds of such purchase orders and contracts, and (e) all collateral security and guaranties of any kind, now or hereafter in existence, given to the Borrower by any Person with respect to any of the foregoing.

“Acquired Person”: as defined in the definition of “Permitted Acquisition” contained in this Section 1.1.

“Acquisition”: any transaction, or any series of related transactions, consummated after the Closing Date, by which the Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Administrative Agent”: UBOC when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

“Affiliate”: as to any Person, (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is (i) a director or executive officer of such Person or of any Subsidiary of such Person or (ii) a shareholder, member or partner having control of any Person described in the preceding clause (a). For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote securities having 50% or more of the ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents”: collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Loan Commitment”: the sum of the Revolving Loan Commitments set forth on the signature pages hereof, which is, as of the Closing Date, US$10,000,000.

“Aggregate Term Loan Commitment”: the sum of the Term Loan Commitments set forth on the signature pages hereof, which is, as of the Closing Date, US$15,000,000.

“Agreement”: this Revolving/Term Credit and Security Agreement, as amended, waived, supplemented or otherwise modified from time to time.

“Applicable LIBOR Margin”: for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin

I	325
II	300
III	262.5
IV	225

“Applicable Pricing Level”: for the Initial Pricing Period, Pricing Level I indicated below, and for each Pricing Period after the Initial Pricing Period, the pricing level set forth below opposite the Total Leverage Ratio as of the last day of the fiscal quarter most recently ended prior to the commencement of that Pricing Period:

Pricing Level	Total Leverage Ratio

I	Greater than or equal to 2.00 to 1.00
II	Less than 2.00 to 1.00, but greater than or equal to 1.50 to 1.00
III	Less than 1.50 to 1.00, but greater than or equal to 1.00 to 1.00
IV	Less than 1.00 to 1.00

provided that (i) in the event that Borrower does not deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until such Pricing Certificate is delivered, the Applicable Pricing Level for that Pricing Period shall be Pricing Level I, and (ii) if any Pricing Certificate is subsequently determined to be in error, then any resulting change in the Applicable Pricing Level shall be made retroactively to the beginning of the relevant Pricing Period.

“Applicable Prime Rate Margin”: for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin

I	125
II	100
III	62.5
IV	25

“Asset Disposition”: the sale, sale and leaseback, transfer, conveyance, exchange, long-term lease accorded sales treatment under GAAP or similar disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination) of any of the Properties, business or assets (other than Cash Equivalents but, including the assignment of any lease, license or permit relating to any Property) of the Borrower or any of its Subsidiaries to any Person or Persons other than to the Borrower or any of its Subsidiaries; provided that Asset Dispositions shall not include (i) the sale of obsolete or worn-out equipment having a value in the aggregate of $500,000 in any fiscal year of the Borrower or any Subsidiary, (ii) the sale of inventory in the ordinary course of business or (iii) the sale of the West Bridgewater Property, but not of any personal property of the Borrower located thereon (other than fixtures).

“Available Revolving Loan Commitment”: on any date of determination, the amount by which (a) the Revolving Loan Commitment of the Lenders on such date exceeds (b) the principal sum of the Lenders’ (i) Revolving Loans outstanding, (ii) Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit on such date.

“BBH”: Brown Brothers Harriman & Co..

“Borrower”: as defined in the preamble hereto.

“Borrowing Base”: as of any date of determination, an amount determined by the Administrative Agent with reference to the most recent Borrowing Base Certificate to be equal to the sum of (a) the Eligible Accounts Component, plus (b) the Eligible Inventory Component; provided, however, that if on such date the most recent Borrowing Base Certificate is as of a date more than thirty-five (35) days prior to such date, the Borrowing Base shall mean such amount as may be determined by the Administrative Agent in its sole discretion.

“Borrowing Base Certificate”: a certificate of the Chief Financial Officer of the Borrower substantially in the form of Exhibit A hereto.

“Boston Biomedica Acquisition”: the Acquisition by the Borrower of substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories divisions of Boston Biomedica, Inc. pursuant to the Boston Biomedica Acquisition Documents.

“Boston Biomedica Acquisition Documents”: collectively, that certain asset purchase agreement dated April 16, 2004, by and among the Borrower, Boston Biomedica, Inc. and BBI Biotech Research Laboratories, Inc. for the Boston Biomedica Acquisition, including all exhibits and schedules thereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California or the Commonwealth of Massachusetts are authorized or required by law to close and which, in the case of a LIBOR Loan, is a Eurodollar Business Day.

“Capital Expenditures”: for any period, collectively, for any Person, the aggregate of all expenditures which are made during such period (whether paid in cash, debt financing or accrued as liabilities) by such Person for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such Person prepared in accordance with GAAP, including all Capitalized Lease Obligations.

“Capitalized Lease Obligations”: obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase or any other securities convertible into any of the foregoing.

“Cash Collateral Deposit”: cash deposits made by the Borrower to the Administrative Agent, to be held by the Administrative Agent as Collateral pursuant to this Agreement, for the reimbursement of drawings under Letters of Credit issued or guaranteed by any Lender.

“Cash Equivalents”: investments having a maturity of not greater than 3 months from the date of acquisition thereof in (a) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, (b) certificates of deposit of any commercial bank organized under the laws of the United States of America or any state thereof and having combined capital and surplus of at least $1 billion, (c) commercial paper with a rating of at least Prime-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.) or (d) other investments agreed to from time to time by the Administrative Agent or the Requisite Lenders.

“Closing Date”: the date, which shall be on or before September 14, 2004, on which the conditions set forth in Section 5.1 are satisfied.

“Closing Date Lenders”: collectively, BBH and UBOC.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by any mortgage, deed of trust, security agreement, pledge agreement, assignment or other security document heretofore or hereafter executed by the

Borrower as security for all or part of the Obligations; provided that no Loan Party shall be required to grant a security interest in any leasehold real property interest or in the West Bridgewater Property.

“Collateral Agent”: BBH when acting in its capacity as the Collateral Agent under any of the Loan Documents, or any successor Collateral Agent.

“Collateral Documents”: this Agreement, each UCC-1 Financing Statement filed pursuant thereto and any other document or agreement encumbering the Collateral or evidencing or perfecting a security interest therein for the benefit of the Collateral Agent executed by the Borrower, as the same may be amended or modified from time to time in accordance with the terms hereof.

“Commitment Assignment and Acceptance”: as defined in Section 10.6(c) hereof.

“Commitments”: collectively, the Revolving Loan Commitments and the Term Loan Commitments.

“Commonly Controlled Entity”: as to any Person, an entity, whether or not incorporated, which is under common control with such Person within the meaning of Section 4001 of ERISA or is part of a group which includes such Person and which is treated as a single employer under Section 414 of the Code.

“Continuation Notice”: a request for continuation or conversion of a Loan as set forth in Section 2.5, substantially in the form of Exhibit B hereto.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Certificate”: a certificate of the Chief Financial Officer of the Borrower substantially in the form of Exhibit C hereto.

“Dated Accounts”: those Accounts with respect to which the Borrower has granted seasonal or promotional terms of up to 90 days from invoice date.

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Guarantors”: each Domestic Subsidiary.

“Domestic Subsidiary”: each Subsidiary organized under the laws of the United States or any state thereof. As of the date of this Agreement, the Borrower has no Subsidiaries.

“EBITDA”: for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the sum of (a) Net Income for that period, plus (b) any non-recurring loss or charges reflected in such Net Income, minus (c) any non-recurring income or gain reflected in such Net Income, plus (d) Interest Expense of the Borrower and its Subsidiaries for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of the Borrower and its Subsidiaries for that period (whether or not payable during that period), plus (f) depreciation and amortization expense of the Borrower and its Subsidiaries for that period, in each case as determined in accordance with GAAP, consistently applied and, in the case of items (d), (e) and (f), only to the extent reflected in the determination of Net Income for that period. For purposes of any calculation of EBITDA in this Agreement, for all periods that include fiscal quarters ending on or prior to September 30, 2004, (i) EBITDA shall be calculated on a pro forma basis, giving effect to the Boston Biomedica Acquisition and the acquisition of assets from Genomics Collaborative, Inc. as if such acquisitions had occurred as of the first day of the fiscal period for which the calculation is being made and (ii) non-cash and non-recurring charges related to the Boston Biomedica Acquisition in the fiscal quarter ending September 30, 2004 in an amount not to exceed $1,000,000 shall be excluded from the calculation of EBITDA (i.e., added to Net Income) for such fiscal quarter.

“Effective Tangible Net Worth”: as of any date of determination, the stated net worth of the Borrower as set forth in its financial statements, determined on a consolidated basis, less all intangible assets (goodwill) of the Borrower and its Subsidiaries.

“Eligible Account”: as of any date of determination, an Account of the Borrower:

(a) that has been the subject of an invoice, in form and substance reasonably acceptable to the Administrative Agent, sent to the Account Debtor within fifteen (15) days of shipment of the related goods or the rendering of the related services;

(b) that conforms to all of the representations and warranties pertaining to Accounts set forth in this Agreement;

(c) (i) that arises from the sale and final delivery of goods of, or the final performance of services by, the Borrower in the ordinary course of its business and (ii) that is subject to a valid, perfected and continuing first priority Lien in favor of the Collateral Agent and is owned by the Borrower free and clear of any rights, claims, Liens or other interests of any Person other than Liens in favor of the Collateral Agent and Liens permitted by Section 7.3 hereof;

(d) that (i) is a bona fide, valid and enforceable obligation of the applicable Account Debtor upon which the Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and (ii) does not arise with respect to (A) goods that are placed on consignment, guaranteed sale, sale or return or sale on approval or delivered on a bill-and-hold or cash-on-delivery basis, (B) goods that have been returned, rejected or repossessed, or (C) goods sold upon other terms by reason of which payment by the applicable Account Debtor is or may be conditional;

(e) with respect to which the applicable Account Debtor has not asserted any defense, counterclaim, set-off or dispute, and such Account is not a “contra” Account;

(f) with respect to which the applicable Account Debtor is not (i) a Federal, state or local governmental entity or agency, unless (A) the Administrative Agent, in its sole discretion, has agreed to the contrary in writing, (B) the Borrower has complied with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect with respect thereto, or (C) the Account Debtor is a customer of the biotech business division acquired from Boston Biomedica, including the National Institute of Health, the National Cancer Institute and the National Institute of Allergies and Infections Diseases, unless Borrower has not complied with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect within 60 days of the Closing Date, (ii) an Affiliate, a Subsidiary, or an employee of the Borrower, or (iii) located outside the United States of America, unless (A) such Account (or a portion thereof) is supported by a letter of credit or foreign account credit insurance assigned to the Collateral Agent, in form and substance, and issued by an institution, reasonably satisfactory to the Collateral Agent in its sole discretion, provided that, if only a portion of such Account is supported by a satisfactory letter of credit or credit insurance, only such portion shall be deemed an “Eligible Account” or (B) the Account Debtor with respect thereto is a Qualified Foreign Account Debtor;

(g) with respect to which the applicable Account Debtor has not: (i) commenced or been the subject of a case or proceeding under any Debtor Relief Law; (ii) made a general assignment for the benefit of creditors; (iii) failed to pay its debts generally as they come due, suspended business or become insolvent; or (iv) consented to or suffered the appointment of a receiver, trustee, liquidator or custodian for it or for all or a significant portion of its assets or affairs;

(h) the collection of which, in the Administrative Agent’s reasonable discretion, is not doubtful by reason of the applicable Account Debtor’s financial condition or otherwise;

(i) that is not evidenced by any chattel paper, instrument or judgment;

(j) that is not the subject of a “rebilling” or other re-invoicing of such Account submitted to the applicable Account Debtor on a date that is more than 30 days following the date upon which the initial invoice with respect to such Account was submitted to that Account Debtor;

(k) to the extent that the total unpaid amount of such Account, when added together with all other Accounts due to the Borrower from the applicable Account Debtor, does not exceed 15% of all Accounts of the Borrower (unless the Administrative Agent shall have notified the Borrower in writing that the Requisite Lenders have approved a greater percentage with respect to any particular Account Debtor);

(l) that is payable only in Dollars;

(m) that is not in default (an Account shall be deemed to be in default under this clause (m) if (i) such Account is not a Dated Account and is not paid within the earlier of 60 days following its due date or 90 days following its original invoice date, (ii) such Account is a Dated Account and is not paid within the earlier of 60 days following its due date or 120 days following its original invoice date, or (iii) such Account is an obligation of an Account Debtor with respect to which more than 25% of all Accounts due to the Borrower from such Account Debtor are not otherwise eligible under the other criteria set forth in this clause (m)); provided that this clause (m) shall not apply to an Account to the extent that it is supported by a letter of credit or credit insurance unless the issuer of such letter of credit or insurance has failed to perform under such letter of credit or insurance policy; and

(n) that is otherwise acceptable to the Administrative Agent in its reasonable (from the perspective of a secured creditor) discretion.

“Eligible Accounts Component”: with respect to the computation of the Borrowing Base, the sum of: (a) 80% of the aggregate book value of the Borrower’s then existing Eligible Accounts owed by all Account Debtors other than Dong Shin, and (b) 60% of the aggregate book value of the Borrower’s then existing Eligible Accounts owed by Dong Shin, all as reasonably determined by the Administrative Agent.

“Eligible Assignee”: (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $1,000,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $1,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $1,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (aa) be organized under the laws of the United States of America, any State thereof or the District of Columbia or (bb) be organized under the laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 10.9.

“Eligible Inventory”: as of any date of determination, Inventory of the Borrower:

(a) that (i) consists of finished goods held for sale, work-in-process or raw materials in salable condition in the ordinary course of the Borrower’s business, (ii) is subject to a valid, perfected and continuing first priority Lien in favor of the Collateral Agent, and (iii) is owned by the Borrower free and clear of any rights, claims, Liens or other interests of any Person other than Liens in favor of the Collateral Agent and Liens permitted by Section 7.3 hereof;

(b) that is (i) located on premises owned, leased or operated by the Borrower or (ii) stored on premises owned or operated by a bailee, warehouseman or similar Person, in each case with respect to which the applicable mortgagee, landlord, bailee, warehouseman or similar Person shall have executed and delivered to the Collateral Agent, a mortgagee waiver, landlord waiver, bailee letter or similar document, in each case, in form and substance acceptable to the Collateral Agent; provided, however, that the requirements of clause (ii) above shall be deemed to have been met for the 60-day period following the Closing Date with respect to any mortgagee waiver, landlord waiver, bailee letter or similar document that has not been obtained, but as to which the Borrower is exercising commercially reasonable efforts to obtain;

(c) that conforms to all of the representations or warranties pertaining to Inventory set forth in this Agreement;

(d) that is not (i) placed on consignment or (ii) in transit;

(e) that does not consist of packaging or shipping materials, pallets, bags, labels, boxes or replacement parts;

(f) that does not constitute obsolete, slow-moving, shopworn, unmerchantable, unsalable, returned, damaged, excess, unusable or unworkable goods or goods unfit for further processing, or floor models or “demos” (it being understood and agreed that Inventory shall not be considered obsolete or slow moving if no more than six years have passed since the date of purchase (but in any case Inventory will be considered obsolete if its existence exceeds the period of time therefor specified in FDA guidelines), in the case of raw materials, or the date of creation, in the case of manufactured products);

(g) that is covered by property and casualty insurance reasonably acceptable to the Administrative Agent;

(h) that is only covered by non-negotiable documents of title unless the negotiable document representing such Inventory has been delivered to the Collateral Agent; and

(i) that is otherwise acceptable to the Administrative Agent in its reasonable (from the perspective of a secured creditor) discretion;

provided, however, that Inventory purchased by the Borrower pursuant to the Boston Biomedica Acquisition shall not constitute Eligible Inventory unless the Borrower delivers a written appraisal of such Inventory to the Administrative Agent, which appraisal shall be prepared by an independent, third-party appraiser and in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower will use commercially reasonable means to deliver the appraisal to Administrative Agent within 30 days after the Closing Date.

“Eligible Inventory Component”: with respect to the computation of the Borrowing Base, the lesser of (a) $7,500,000 and (b) 30% of the aggregate value of the Eligible Inventory, determined at the lower of cost or market value.

“Equityholder Agreements” each shareholder agreement, member agreement, partner agreement, voting agreement, buy-sell agreement, option, warrant, put, call, right of first refusal,

and any other agreement or instrument with conversion rights into equity of the Borrower or any Subsidiary between the Borrower or any Subsidiary and any holder or prospective holder of any equity interest of the Borrower or any Subsidiary (including interests convertible into such equity).

“Equity Offering”: the sale or issuance (or reissuance) by the Borrower or any Subsidiary of any equity interests or beneficial interests (common stock, preferred stock, partnership interests, member interests or otherwise) or any options, warrants, convertible securities or other rights to purchase such equity interests or beneficial interests.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: as to any Person, each trade or business including such Person, whether or not incorporated, which together with such Person would be treated as a single employer under Section 4001(a)(14) of ERISA.

“Eurodollar Business Day”: any day on which banks are open for dealings in Dollar deposits in the London interbank market.

“Event of Default”: any of the events specified in Section 8 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower commencing with the fiscal year ending on September 30, 2005, in respect of the Borrower and its Subsidiaries, on a consolidated basis, Net Income plus depreciation, amortization and other non-cash charges deducted in determining Net Income, minus the sum of regularly scheduled or permitted payments of principal on indebtedness for borrowed money and Capital Expenditures which are not financed for such fiscal year.

“Exchange Act”: the Securities Exchange Act of 1934, as amended (or any successor statute), and the rules and regulations issued thereunder, as from time to time in effect.

“Excluded Taxes”: all taxes, levies, imposts, duties, charges, fees, deductions or withholdings and all liabilities with respect thereto (including income taxes, franchise taxes or branch profits taxes) imposed on or by reference to the net income of any Lender by any Governmental Authority, including all taxes on doing business or taxes measured by capital or net worth imposed on any Lender by any Governmental Authority.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Credit Facilities”: as defined in the recitals hereto.

“FDA”: the U.S. Food and Drug Administration, and any successor thereto.

“Financial Statements”: as defined in Section 4.1 hereof.

“Fixed Charge Coverage Ratio”: for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended, the ratio of (a) (i) EBITDA less (ii) Capital Expenditures (over the previous four fiscal quarters of the Borrower) acquired with cash or debt financing less (iii) cash taxes, divided by (b) the sum of (i) cash Interest Expense during such period and (ii) the current portion of long-term Senior Debt other than the Revolving Loans.

“Foreign Subsidiary”: any Subsidiary other than a Domestic Subsidiary.

“GAAP”: generally accepted accounting principles in the United States in effect from time to time. If, at any time, GAAP changes in a manner which will materially affect the calculations determining compliance by the Borrower with any of its covenants in Section 7.1, such covenants shall continue to be calculated in accordance with GAAP in effect prior to such changes in GAAP.

“Governmental Authority”: any nation or government, any federal, state or other political subdivision thereof and any federal, state or local entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) which Person the guaranteeing person has agreed to reimburse or indemnify for undertaking such obligation in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor Collateral”: all of the property (tangible or intangible) purported to be subject to the lien or security interest purported to be created by the Guarantor Security Agreement, any other security agreement, mortgage, deed of trust, security agreement, pledge agreement, assignment or other security document heretofore or hereafter executed by any Guarantor as security for all or part of any Guarantee and including, but not limited to, the Guarantor Collateral Documents.

“Guarantor Collateral Documents”: the Guarantor Security Agreement, each UCC-1 Financing Statement filed pursuant to any of the foregoing and any other document or agreement encumbering the Guarantor Collateral or evidencing or perfecting a security interest therein for the benefit of the Lenders executed by a Guarantor, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Guarantor Security Agreement”: a security agreement executed by each Guarantor in favor of, and in form and substance reasonably satisfactory to, the Collateral Agent, as the same may be amended, modified or supplemented in accordance with the terms hereof.

“Guarantors”: each Domestic Guarantor.

“Guaranty”: a continuing guaranty executed by each Domestic Guarantor in favor of, and in form and substance reasonably satisfactory to, the Collateral Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Hedging Agreements”: as defined in the definition of “Hedging Obligations” in this Section 1.1.

“Hedging Obligations”: of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Agreements”), and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing.

“Incremental EBITDA”: for any fiscal period and with respect to any Acquired Person which is the subject of a Permitted Acquisition, that portion of EBITDA for such fiscal period that the Borrower reasonably projects in good faith will be generated as a result of the consummation of such Permitted Acquisition.

“Indebtedness”: as to any Person, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (excluding any obligations incurred under ERISA), (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person, (iv) all Capitalized Lease Obligations of such Person, (v) all Hedging Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all mandatory redemption, repurchase or dividend obligations of such Person with respect to Capital Stock, (viii) all liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA and (ix) all Guarantee Obligations of such Person in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) above.

“Initial Pricing Period”: the period commencing on the Closing Date and ending on the first anniversary of the Closing Date.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Expense”: as of any date, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, (A) the sum of (i) the amount of all interest on Total Debt which was paid, payable and/or accrued for such period (without duplication of previous amounts), (ii) all commitment, letter of credit or line of credit fees paid, payable and/or accrued for such period (without duplication of previous amounts) to any lender in exchange for such lender’s commitment to lend and (iii) net amounts payable (or receivable) under all Hedging Agreements, less (B) all interest income; provided, however, that if, as at any date (a “calculation date”), fewer than four complete consecutive fiscal quarters have elapsed subsequent to the Closing Date, Interest Expense shall be calculated only for the portion of such period commencing on the Closing Date and ending on the calculation date and shall then be annualized by multiplying the amount of such Interest Expense by a fraction, the numerator of which is 365 and denominator of which is the number of days during the period commencing on the day immediately following the Closing Date through and including the calculation date.

“Interest Payment Date”: (a) as to any Prime Rate Loan, the last day of each month to occur while the Loans are outstanding, (b) as to any LIBOR Loan having an Interest Period of 1, 2 or 3 months, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period of 6 months, both the date which is 3 months after the start of such Interest Period and the last day of such Interest Period, and (d) for each of (a), (b) and (c) above, the day on which the Loans become due and payable in full or are paid or prepaid in full.

“Interest Period”: with respect to any LIBOR Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or its Continuation Notice, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Continuation Notice given to the Lender not less than three Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period for any Loan that would otherwise extend beyond the date final payment is due on such Loan shall end on the date of such final payment; and

(iii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by the Borrower, wherever located, including all goods, merchandise and other personal property held for sale or lease by the Borrower, or which is furnished by the Borrower under any contract of service or is held by the Borrower as raw materials, work or goods in process, materials and supplies of every nature used or consumed or to be used or consumed by the Borrower in the ordinary course of its business.

“Investment Company Act”: as defined in Section 4.12 hereof.

“Issuing Lender”: in respect of any Letter of Credit issued under Section 2.2 hereof, the Lender that issued such Letter of Credit.

“Landlord Consent”: each Waiver and Consent or similar agreement executed by the landlord of the Borrower or any Subsidiary, in form and substance satisfactory to the Collateral Agent, as such agreements may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Lease Expense”: for any period, the aggregate minimum rental obligations payable in respect of such period under leases of real and/or personal property (net of income from subleases thereof), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet or in the notes thereto.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: collectively, (a) the Existing Letters of Credit and (b) any of the letters of credit issued pursuant to Section 2.1(a) hereof.

“Letter of Credit Amount”: the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

“Letter of Credit Request”: a request by the Borrower for the issuance of a Letter of Credit in the form of Exhibit D hereto, and containing terms and conditions satisfactory to the Lenders in their sole discretion.

“LIBOR”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate of interest determined by the Administrative Agent at or about 11:00 a.m., Los Angeles time, two Eurodollar Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the LIBOR Loan to be outstanding during such Interest Period.

“LIBOR Adjusted Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula rounded upward to the nearest 1/16th of 1%): LIBOR/1.00 – LIBOR Reserve Requirements.

“LIBOR Loans”: Loans the rate of interest applicable to which is based upon LIBOR.

“LIBOR Reserve Requirements”: for any day as applied to a LIBOR Loan, the aggregate of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the any Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D ).

“Lien”: any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security agreement or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

“Loan Documents”: this Agreement, the Notes, the Collateral Documents, the Guarantor Collateral Documents, the Guaranty, the Landlord Consents, any Hedging Agreements with any Lender or any Affiliate of any Lender, any Letter of Credit Requests, any UCC-1 Financing Statements and any other agreement executed by a Loan Party in connection therewith and herewith, as such agreements and documents may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof.

“Loan Parties”: the Borrower and the Guarantors.

“Loan Request”: a request by the Borrower for a Prime Rate Loan or a LIBOR Rate Loan in the form of Exhibit E hereto, and containing terms and conditions satisfactory to the Lenders in their sole discretion.

“Loans”: collectively, the Revolving Loans and the Term Loans.

“Margin Stock”: as defined in Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property, condition or prospects (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any Subsidiary to perform its respective obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the rights or remedies of the Lenders hereunder or thereunder.

“Material Agreements”: collectively, any sales, distribution or supply contract to which the Borrower or any Subsidiary is a party, which contract, on an individual basis, accounts for 5% or more of the aggregate sales or distribution by, or the supply of materials to, the Borrower and its Subsidiaries on a consolidated basis.

“Material FDA Report”: any report to the FDA of biological product deviations made or required to be made to the FDA in accordance with 21 C.F.R. 607.3 or any other report made or required to be made to any Governmental Authority in accordance with Requirements of Law if, in any such year, the matters disclosed therein would reasonably be expected to have a Material Adverse Effect.

“Maturity Date”: September 14, 2008, or such earlier date as the Loans shall become due and payable in accordance with the terms hereof (whether by acceleration, mandatory prepayment or as otherwise permitted under this Agreement).

“Multiemployer Plan”: a plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income”: for the Borrower and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP.

“Net Issuance Proceeds”: with respect to any Equity Offering, the aggregate amount received in cash by or for the account of the Borrower or such Subsidiary in consideration of such Equity Offering net of (a) underwriting discounts and commissions actually paid to any Person not an Affiliate of the Borrower and (b) professional fees and disbursements actually paid in connection therewith.

“Net Sale Proceeds”: with respect to any Asset Disposition, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Asset Disposition minus the sum of (a) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Borrower or any of its Subsidiaries in connection with such Asset Disposition (other than amounts payable to Affiliates of the Person making such disposition), (b) Indebtedness, other than the Loans, required to be paid as a result of such Asset Disposition and (c) federal, state and local taxes incurred in connection with such Asset Disposition.

“Notes”: collectively, the Revolving Loan Notes and the Term Loan Notes.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Notes, the obligation to reimburse drawings under Letters of Credit (including the contingent obligation to reimburse any drawings under outstanding Letters of Credit), and all other obligations and liabilities of the Borrower and its Subsidiaries to the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the Letters of Credit, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel, and the allocated reasonable cost of internal counsel, to the Lenders that are required to be paid by the Borrower and its Subsidiaries pursuant to the terms of this Agreement) or otherwise.

“Occupancy Agreements”: as defined in Section 6.10.

“Organic Documents”: with respect to any entity, in each case to the extent applicable thereto, its certificate and articles of incorporation or organization, its by laws or operating agreement, its partnership agreement, all other formation and/or governing documents, and all Equityholder Agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its member interests, and any other arrangements relating to the control or management of any such entity (whether existing as corporation, a partnership, a limited liability company or otherwise).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Permitted Acquisition”: an Acquisition by the Borrower or any Domestic Subsidiary of all or substantially all of the assets of, or all of or a controlling interest in (within the meaning of “control” specified in the definition of Affiliate) the Capital Stock of, a Person (each, an “Acquired Person”), provided that (a) the Requisite Lenders have consented to such Acquisition and (b) unless otherwise agreed to by the Requisite Lenders, each of the following conditions is satisfied with respect to such Acquisition:

(a) such Acquisition is not opposed by the board of directors of the Acquired Person, such Acquisition is accretive to the earnings of the Borrower, consistent with the strategic direction of the Borrower, and can be easily integrated;

(b) at the time of such Acquisition, no Default shall have occurred and be continuing and no Default would occur as a result thereof on either an actual or pro forma basis immediately after giving effect to such Acquisition, including under Section 7.14 hereof;

(c) Borrower shall have provided to the Administrative Agent, no later than thirty Business Days prior to the date of consummation of the Acquisition, the following information pertaining to the Acquisition, in each case in form and substance reasonably satisfactory to the Requisite Lenders: (A) calculations certified by the Borrower’s Chief Financial Officer indicating pro forma compliance by the Borrower and its Subsidiaries with the covenants contained in Section 7.1 hereof subsequent to the Acquisition, (B) historical financial statements of the Acquired Person for the three full fiscal years of the Acquired Person immediately preceding the date of the consummation of the Permitted Acquisition, (C) consolidated projections of the Borrower and its Subsidiaries, by fiscal quarter, incorporating the results of operations of the Acquired Person, and which detail Incremental EBITDA for each relevant fiscal period for the Acquired Person, (D) a certificate of a Responsible Officer of the Borrower which sets forth the sources and uses of funds which will be required to consummate the Acquisition and (E) such other due diligence information and documentation as the Requisite Lenders shall reasonably require;

(d) the Borrower shall project that Incremental EBITDA for the first two full fiscal quarters of the Borrower immediately succeeding such Acquisition shall be greater than $1 with respect to such Acquired Person; and

(e) the assets which are the subject of any Acquisition which is an asset sale, or the assets of any Acquired Person which is the subject of an equity sale, are located at the time of consummation of the Acquisition in the United States; provided that, with respect to any Acquisition, up to $500,000 in fair market value of such assets, as reasonably determined by the Borrower, may be located outside of the United States.

“Person”: any individual, firm, partnership, joint venture, corporation, limited liability company, association, business enterprise trust, unincorporated organization, government or department or agency thereof or other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: as to any Person, any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of such Person or any ERISA Affiliate of such Person (and any such plan no longer maintained by such Person or any of such Person’s ERISA Affiliates to which such Person or any of such Person’s ERISA Affiliates has made or was required to make any contributions within any of the five preceding years).

“Pricing Certificate”: a certificate in the form of Exhibit F, properly completed and signed by the Chief Financial Officer of the Borrower.

“Pricing Period”: (a) the Initial Pricing Period and (b) subsequent to the Initial Pricing Period, (i) the period commencing on the first day following the last day of the Initial Pricing Period and ending on the 45th day following the next ending fiscal quarter and (ii) thereafter, each period commencing, as the case may be, (A) on May 16 and ending August 15, (B) on August 16 and ending November 15, (C) on November 16 and ending February 15, and (D) on February 16 and ending May 15.

“Prime Rate”: the rate of interest publicly announced from time to time by UBOC in San Francisco, California (or other headquarters city of UBOC), as its “reference rate.” The “reference rate” is one of several base rates used by UBOC and serves as the basis upon which effective rates of interest are calculated for loans and other credits making reference thereto. The “reference rate” is not necessarily the lowest base interest rate used by UBOC. The “reference rate” is evidenced by the recording thereof after its announcement in such internal publication or publications as UBOC may designate. Any change in the Prime Rate announced by UBOC shall take effect at the opening of business on the day specified in the public announcement of such change

“Prime Rate Loans”: Loans the rate of interest applicable to which is based upon the Prime Rate.

“Properties”: the collective reference to the real and personal property owned, leased, used, occupied or operated, under license or permit, by the Borrower or any of its Subsidiaries.

“Pro Rata Share”: with respect to each Lender, the percentage of the Revolving Loan Commitment and Term Loan Commitment set forth opposite the name of that Lender on Schedule 1.1, as such percentage may be increased or decreased pursuant to a Commitment Assignment and Acceptance executed in accordance with Section 10.6(c) hereof.

“Qualified Foreign Account Debtor”: (i) a Person (a) located outside the United States of America that has a rating on its long-term unsecured Indebtedness within the two highest rating categories or a rating on its short-term unsecured Indebtedness within the two highest rating categories, in each case from at least one nationally recognized rating agency and (b) located in Japan or in a country that is a member of the European Union and (ii) Dong Shin.

“Regulation D”: Regulation D of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC regulations.

“Requirement of Law”: as to any Person, its Organic Documents, and any law, treaty, rule, order, judgment or regulation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders”: (a) as of any date of determination if the Commitments are then in effect, Lenders having in the aggregate 66-2/3% or more of the Commitments then in effect and (b) as of any date of determination if the Commitments have then been suspended or terminated and there is then any Indebtedness evidenced by the Notes, Lenders holding Notes evidencing in the aggregate 66-2/3% or more of the aggregate Indebtedness then evidenced by the Notes, and, in any event, not less than two (2) Lenders (unless there shall then be but one Lender).

“Responsible Officer”: the chief executive officer or the president of the applicable Loan Party, or, with respect to financial matters, the chief financial officer of the applicable Loan Party, as applicable.

“Restricted Payments”: as defined in Section 7.6 hereof.

“Revolving Loan Commitment”: subject to Section 2.1(a) hereof, the commitment of a Lender to make Revolving Loans and issue Letters of Credit hereunder.

“Revolving Loan Notes”: as defined in Section 2.1(d) hereof.

“Revolving Loans”: as defined in Section 2.1(a) hereof.

“Senior Debt”: The principal amount of the Obligations.

“Senior Leverage Ratio”: for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the ratio of Senior Debt to EBITDA.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, that:

(a) the present fair salable value of such Person’s assets is in excess of the total amount of the probable liability on such Person’s debts;

(b) such Person is able to pay its debts as they become due; and

(c) such Person does not have unreasonably small capital to carry on such Person’s business as theretofore operated and all businesses in which such Person is about to engage.

“Specified Investors”: Institute Grifols, S.A., Pecks Management Partners, Ltd., Barry D. Plost, or any investment fund or other Person in either event controlled, directly or indirectly, by any such Person or their respective Affiliates.

“Subsidiary”: as to any Person at any time of determination, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantee”: the Guaranty.

“Taxes”: as defined in Section 2.13 hereof.

“Termination Event”: (a) a Reportable Event, (b) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, (c) the appointment by the PBGC of a trustee to administer any Single Employer Plan or (4) the existence of any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer, any Single Employer Plan.

“Term Loan”: as defined in Section 2.1(b) hereof.

“Term Loan Commitment”: subject to Section 2.1(b) hereof, the commitment of a Lender to fund its Pro Rata Share of the Term Loan to the Borrower on the Closing Date.

“Term Loan Notes”: as defined in Section 2.1(d) hereof.

“Total Debt”: the aggregate principal amount of all Indebtedness (including all Obligations and Capitalized Lease Obligations but excluding Indebtedness described in Section 7.2(b) hereof and trade payables permitted by Section 7.2(d) hereof) of the Borrower and its Subsidiaries on a consolidated basis.

“Total Leverage Ratio”: for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the ratio of Total Debt to EBITDA.

“Tranche”: the collective reference to LIBOR Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).

“Type”: as to any Loan, its nature as a Prime Rate Loan or a LIBOR Loan.

“UBOC”: Union Bank of California, N.A., a national banking association.

“UCC”: the Uniform Commercial Code as the same may from time to time be enacted and in effect in the State of California; provided that, in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of any Lien of the Lenders on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“West Bridgewater Property”: as defined in Section 6.9 hereof.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein, in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 above and accounting terms partly defined in Section 1.1 above, to the extent not defined, shall have the respective meanings given to them under GAAP. Unless otherwise provided herein, all financial calculations made with respect to the Borrower for the purpose of determining compliance with the terms of this Agreement shall be made on a consolidated basis and in accordance with GAAP. For the purpose of determining compliance with financial covenants hereunder for any period, acquisitions, divestitures, and asset sales occurring during such period will be included in the calculation of such ratio for such period on a pro forma basis, and will be deemed to have occurred on the first day of such period.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d) Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) References to agreements, other contractual instruments and other documents include all subsequent amendments and other modifications to such agreement and documents, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

SECTION 2. AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT; COMMITMENT AMOUNTS

2.1 Loans and Letters of Credit; Commitments.

(a) Subject to the terms and conditions hereof, each Lender shall, pro rata, according to such Lender’s pro rata share of the then applicable Aggregate Revolving Loan Commitment, (i) make loans on a revolving credit basis to the Borrower from time to time from and including the Closing Date to but excluding the Maturity Date (each a “Revolving Loan”, and collectively, the “Revolving Loans”) in accordance with the terms of this Agreement and (ii) issue Letters of Credit for the account of the Borrower pursuant to Section 2.2 below from time to time from and including the Closing Date to but excluding the Maturity Date; provided, however, that (A) the sum of (1) the aggregate principal amount of all Revolving Loans outstanding, (2) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (3) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed the lesser of (x) the

Aggregate Revolving Loan Commitment or (y) the Borrowing Base at any time and (B) the sum of (1) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (2) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $1,000,000 at any time. Within the limits of each Lender’s Revolving Loan Commitment and the Borrowing Base, the Borrower may borrow, have Letters of Credit issued for the Borrower’s account, prepay Revolving Loans, reborrow Revolving Loans, and have additional Letters of Credit issued for the Borrower’s account after the expiration of previously issued Letters of Credit.

(b) Subject to the terms and conditions hereof, on the Closing Date, each Lender shall, pro rata according to such Lender’s pro rata share of the Aggregate Term Loan Commitment, make an advance to the Borrower under its Term Loan Commitment such that the aggregate principal amount of all such advances (collectively, the “Term Loan”) equals the Aggregate Term Loan Commitment. Amounts repaid under the Term Loan may not be reborrowed.

(c) Subject to Sections 2.9 and 2.11 hereof, the Loans may from time to time be (i) LIBOR Loans, (ii) Prime Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with either Section 2.1(d) or 2.5 hereof.

(d) The Revolving Loans made by each Lender to the Borrower shall be evidenced by a Revolving Loan Promissory Note (Secured) of the Borrower, substantially in the form of Exhibit G (each, a “Revolving Loan Note” and collectively, the “Revolving Loan Notes”), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by such Lender to the Borrower pursuant to Section 2.1(a) hereof, with interest thereon as prescribed in Sections 2.7 and 2.8 hereof. The portion of the Term Loan made by each Lender to the Borrower shall be evidenced by a Term Loan Promissory Note (Secured) of the Borrower, substantially in the form of Exhibit H (each, a “Term Loan Note” and collectively, the “Term Loan Notes”), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and representing the obligation of the Borrower to pay the unpaid principal amount of the portion of the Term Loan made by such Lender to the Borrower pursuant to Section 2.1(b) hereof, with interest thereon as prescribed in Sections 2.7 and 2.8 hereof. Each Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Loans made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of a Lender to make any such recordation or notation in the books and records of such Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under any Note payable to such Lender.

(e) The Borrower shall give the Administrative Agent irrevocable written notice, substantially in the form of a Loan Request (which notice must be received by the Administrative Agent prior to 12:00 noon, Los Angeles time, one Business Day prior to the proposed borrowing date or, if all or any part of the Loans are requested to be made as LIBOR Loans, three Eurodollar Business Days prior to the proposed borrowing date) requesting that the Lenders make Loans on the proposed borrowing date and specifying (i) the aggregate amount of Loans requested to be made, (ii) subject to Sections 2.9 and 2.11 hereof, whether the Loans are to be LIBOR Loans, Prime Rate Loans or a combination thereof and (iii) if the Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Notwithstanding the foregoing, such notice may be given by telephone, provided it is promptly confirmed on the same day in writing by delivery to the Administrative Agent of a written notice, substantially in the form of a Loan Request.

(f) The Revolving Loan Commitment of each Lender, the Aggregate Revolving Loan Commitment, the Term Loan Commitment of each Lender, and the Aggregate Term Loan Commitment shall terminate on the Maturity Date.

(g) All outstanding Revolving Loans shall be due and payable on the Maturity Date.

(h) The Term Loan shall be payable in sixteen equal quarterly principal installments, each in an amount sufficient to amortize the Term Loan fully, on a straight-line basis, over four years, commencing on December 31, 2004 and continuing on each March 31, June 30, September 30 and December 31 thereafter, provided that any and all unpaid principal on the Term Loan and all accrued and unpaid interest thereon shall be due and payable on the Maturity Date.

2.2 Issuance of Letters of Credit.

(a) Subject to the limitations on Letters of Credit set forth in Section 2.1(a) above, the Borrower shall be entitled to request the issuance of standby and/or commercial Letters of Credit from time to time from and including the Closing Date to but excluding the date three Business Days prior to the Maturity Date, by giving the Lenders a Letter of Credit Request in the form of Exhibit D hereto at least three Business Days before the requested date of issuance of such Letter of Credit (which shall be a Business Day); provided that the aggregate effective face amounts of all Letters of Credit not then paid plus the aggregate amounts paid under all Letters of Credit not then reimbursed by Borrower shall not exceed $4,000,000. Any Letter of Credit Request received by the Lenders later than 11:00 a.m., Los Angeles time, shall be deemed to have been received on the next Business Day. Each Letter of Credit Request shall be signed by a Responsible Officer, shall be irrevocable and shall be effective upon receipt by the Lenders. Provided that a valid Letter of Credit Request has been received by the Lenders and upon fulfillment of the other applicable conditions set forth in Section 5.2 hereof, one of the Lenders will issue the requested Letter of Credit. Each Letter of Credit shall have an expiration date as set forth in the Letter of Credit Request, provided that no Letter of Credit shall in any event have an expiration date later than the earlier of (i) one year after the issuance thereof and (ii) two Business Days prior to the Maturity Date.

(b) The payment by the Issuing Lender of a draft drawn under a Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Lender in its individual capacity as a Lender hereunder of a Base Rate Loan in the amount of such payment (but without any requirement of compliance with the conditions set forth in Section 5.2 hereof).

(c) The obligations of the Borrower with respect to any Letter of Credit, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit and any Prime Rate Loan made under Section 2.1(c) above shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

(i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Issuing Lender (other than the defense of payment to such Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;

(iii) any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever; provided that payment under such Letter of Credit by the Issuing Lender against presentation of such draft or document shall not have constituted gross negligence or willful misconduct; and

(iv) any exchange, release or non-perfection of any Collateral, Guarantor Collateral or other collateral, or any release, amendment or waiver of or consent to departure from any Guarantee, other Loan Document or other guaranty, for any of the Obligations of the Borrower in respect of the Letters of Credit.

(d) The Borrower shall pay the following fees with respect to each Letter of Credit issued hereunder:

(i) for each commercial Letter of Credit, to and for the sole account of the Issuing Lender, on the day any commercial Letter of Credit is issued or extended, or the face amount thereof increased, a fee equal to the greater of (A) $250 and (B) an amount equal to (x) 1/8% of the Letter of Credit Amount thereof times (y) the number of calendar quarters (or portions thereof) falling between the date of issuance of such Letter of Credit and the stated date of expiration thereof;

(ii) for each standby Letter of Credit, to the Issuing Lender, for distribution by the Issuing Lender to, and ratable sharing by, the Lenders, on the day any standby Letter of Credit is issued, a per annum fee equal to the Applicable LIBOR Margin multiplied by the Letter of Credit Amount for the period from and including the day such Letter of Credit is issued to but excluding the day such Letter of Credit expires; and

(iii) with respect to each Letter of Credit issued hereunder, to and for the sole account of the Issuing Lender, from time to time such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with such Lender’s standard internal charge guidelines (as such guidelines may change from time to time) and the related Letter of Credit Request; and

(iv) with respect to each Letter of Credit issued hereunder, from time to time, to and for the sole account of the Issuing Lender, such additional fees and charges (including cable charges) as are generally associated with the issuance, negotiation, amendment and payment of letters of credit, in accordance with such Lender’s standard internal charge guidelines (as such guidelines may change from time to time) and the related Letter of Credit Request.

(e) The Borrower agrees to the provisions in the Letter of Credit Request form; provided, however, that the terms of the Loan Documents shall take precedence if there is any inconsistency between the terms of the Loan Documents and the terms of said form.

(f) The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its partners, officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; or (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

2.3 Optional Prepayments; Optional Commitment Reductions. The Borrower may, at any time and from time to time, subject to Section 2.14 hereof, prepay the Loans and/or permanently reduce the Aggregate Revolving Loan Commitment, in whole or in part, without premium or penalty, upon at least three Business Days’ irrevocable written notice in the case of LIBOR Loans and upon at least one Business Day’s irrevocable written notice in the case of Prime Rate Loans, from the Borrower to the Administrative Agent, specifying the date and amount of prepayment and/or commitment reduction, and whether the prepayment is of LIBOR Loans, Prime Rate Loans or a combination thereof and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in the aggregate principal amount of $100,000 or an integral multiple of $50,000 in excess thereof.

2.4 Mandatory Prepayments.

(a) If on any date the sum of (i) the aggregate principal amount of all Revolving Loans outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds the lesser of (x) the Aggregate Revolving Loan Commitment or (y) the Borrowing Base on such date, the Borrower immediately shall pay to the Administrative Agent the full amount of such excess.

(b) On the date of receipt by the Borrower or any Subsidiary of any Net Sale Proceeds with respect to an Asset Disposition which would cause the aggregate consideration for Asset Dispositions consummated by the Borrower or any Subsidiary during the current fiscal year to exceed $500,000 (or, if an Event of Default has occurred and is continuing, upon the consummation of any Asset Disposition), the Borrower shall prepay the Loans (and such prepayment shall be applied as set forth in Section 2.4(e) below) in an amount equal to 100% of such Net Sale Proceeds in excess of $500,000. On or prior to the date of any Asset Disposition, the Borrower agrees to provide the Lenders with calculations used by the Borrower in determining the amount of any such prepayment under this Section 2.4(b).

(c) If the Borrower or any Subsidiary receives insurance proceeds or condemnation proceeds aggregating more than $100,000 (or in any amount after the occurrence and during the continuance of a Default) at any time after the Closing Date with respect to any Property which are not fully applied toward the repair or replacement of such damaged or condemned Property by the earlier of (i) 120 days after the receipt thereof and (ii) the occurrence of a Default, the Borrower shall prepay the Loans (and such prepayment shall be applied as set forth in Section 2.4(e) below) and, after all Loans have been prepaid, make a Cash Collateral Deposit in an amount equal to 100% of the amount of such proceeds not so applied. The Borrower shall give the Lender prompt written notice of all insurance and condemnation proceeds received by it or any Subsidiary on or after the Closing Date in excess of $200,000 per occurrence.

(d) If as of the end of any fiscal year of the Borrower, commencing with the fiscal year ending on September 30, 2005, the Senior Leverage Ratio is greater than or equal to 1.50 to 1.00, the Borrower shall prepay the Term Loan (and such prepayment shall be applied as set forth in Section 2.4(e) below) in an amount equal to 50% of the Excess Cash Flow for such fiscal year.

(e) Each prepayment pursuant to clause (b), (c) or (d) of this Section 2.4 shall be applied first, to the outstanding principal balance of the Term Loan, in the inverse order of maturity, second, in the case of clauses (b) and (c), to the Revolving Loans, and third, in the case of clauses (b) and (c), to make a Cash Collateral Deposit with respect to outstanding Letters of Credit. Each prepayment shall be accompanied by payment in full of all accrued interest and, if applicable, accrued commitment fees thereon to and including the date of such prepayment, together with any additional amounts owing pursuant to Section 2.14 hereof. Each prepayment of the Revolving Loans shall permanently reduce the Aggregate Revolving Loan Commitment in an amount equal to such prepayment.

2.5 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert LIBOR Loans to Prime Rate Loans by the Borrower giving the Administrative Agent at least two Business Days’ prior irrevocable written notice of such election pursuant to a Continuation Notice, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. Subject to Sections 2.9 and 2.11 hereof, the Borrower may elect from time to time to convert Prime Rate Loans to LIBOR Loans by the Borrower giving the Administrative Agent at least three Eurodollar Business Days’ prior irrevocable written notice of such election pursuant to a Continuation Notice. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. All or any part of outstanding LIBOR Loans and, subject to Sections 2.9 and 2.11 hereof, Prime Rate Loans, may be converted as provided herein, provided that (i) any such conversion may only be made if, after giving effect thereto, Section 2.6 below shall not have been contravened, (ii) no such Loan may be converted into a LIBOR Loan after the date that is one month prior to the Maturity Date and (iii) the Borrower shall not have the right to elect to continue at the end of the applicable Interest Period, or to convert to, a LIBOR Loan if a Default shall have occurred and be continuing.

(b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 above, of the length of the next Interest Period to be applicable to such LIBOR Loan, provided that no LIBOR Loan may be continued as such (i) if, after giving effect thereto, Section 2.6 below would be contravened, (ii) after the date that is one month prior to the Maturity Date or (iii) if a Default shall have occurred and be continuing and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section or if such continuation is not permitted pursuant to the preceding proviso, such LIBOR Loans shall be automatically converted to Prime Rate Loans on the last day of such then-expiring Interest Period.

2.6 Minimum Amounts of Tranches; Minimum Borrowings. All borrowings, conversions and continuations of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $100,000 or a whole multiple of $100,000 in excess thereof and, in any case, there shall not be more than 7 Tranches. All borrowings of Prime Rate Loans shall be in a minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof.

2.7 Interest Rates and Payment Dates.

(a) Each Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus the Applicable LIBOR Margin and (ii) if a Prime Rate Loan, bear interest at a rate per annum equal to the Prime Rate plus the Applicable Prime Rate Margin as adjusted daily.

(b) If any Event of Default shall have occurred and be continuing, all amounts outstanding hereunder shall, at the election of the Requisite Lenders in their sole discretion, bear interest at a rate per annum equal to the rate determined pursuant to Section 2.7(a) above plus 2% per annum, from the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (after as well as before judgment).

(c) Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to paragraph (b) of this Section shall be payable on demand.

2.8 Computation of Interest and Fees. Interest on the Loans and all other Obligations shall be calculated on the basis of a 360-day year for the actual days elapsed; provided that interest on Prime Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as applicable, for the actual days elapsed. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

2.9 Inability to Determine Interest Rate. In the event that, prior to the first day of any Interest Period, (a) the Lenders shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Adjusted Rate for such Interest Period or (b) the Lenders shall have determined that the LIBOR Adjusted Rate for such Interest Period will not adequately and fairly reflect the cost to the Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Lenders shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given, (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall accrue interest at the Prime Rate, (ii) Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Prime Rate Loans and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Prime Rate Loans. Until such notice has been withdrawn by the Lenders, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Prime Rate Loans to LIBOR Loans.

2.10 Payments. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 11:00 a.m., Los Angeles time, on the due date thereof to the Administrative Agent at its offices specified in Section 10.2, in Dollars and in immediately available funds. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Loan becomes due and payable on a day other than a Eurodollar Business Day, the maturity thereof shall be extended to the next succeeding Eurodollar Business Day (and interest shall continue to accrue thereon at the applicable rate) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Eurodollar Business Day.

2.11 Illegality. Notwithstanding any other provision herein, if any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to continue LIBOR Loans as such and convert Prime Rate Loans to LIBOR Loans shall forthwith be suspended during such period of illegality and (b) the Loans of such Lender then outstanding as LIBOR Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current

Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.14 below. To the extent that LIBOR Loans have been converted to Prime Rate Loans pursuant to this Section 2.11, all payments and prepayments of principal that otherwise would be applied to LIBOR Loans shall be applied instead to Prime Rate Loans.

2.12 Increased Costs.

(a) In the event that any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law but, if not having the force of law, generally applicable to and complied with by banks and financial institutions of the same general type as such Lender in the relevant jurisdiction) from any central bank or other Governmental Authority made subsequent to the Closing Date (a “Change in Law”):

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, letters of credit issued by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Applicable Lending Office which is not otherwise included in the determination of the LIBOR Adjusted Rate hereunder; or

(ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of issuing any Letter of Credit, or increase the cost to such Lender of converting into, continuing or maintaining LIBOR Loans, or to reduce any amount receivable hereunder in respect of any of the foregoing, in any case by an amount which such Lender deems to be material, then, in any such case, the Borrower shall immediately pay to such Lender, upon the demand of such Lender and upon receipt of the certificate referenced below, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to the Borrower, which shall demonstrate in reasonable detail the computation of such amounts, shall be conclusive evidence of the accuracy of the information so recorded, absent manifest error. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender pursuant to this subsection 2.12(a) for any increased cost or reduction in respect of a period occurring more than six months prior to the date on which such Lender notifies the Borrower of such increase or reduction and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within six months from the date on which the applicable Governmental Authority informed such Lender of such Change in Law. This covenant shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Note and all other amounts payable hereunder.

(b) If, after the date of this Agreement, any Change in Law regarding capital adequacy affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender, and such Lender (taking into consideration its or such corporation’s policies with respect to capital adequacy) determines that the amount of capital maintained by such Lender or such corporation which is attributable to or based upon the Loans, the Letters of Credit or this Agreement must be increased as a consequence of such Change in Law by an amount deemed by such Lender to be material, then, upon demand of such Lender the Borrower shall immediately pay to such Lender additional amounts sufficient to compensate such Lender or such corporation for the increased costs to such Lender or corporation of such increased capital. Any such demand shall be accompanied by a certificate of such Lender setting forth in reasonable detail the computation of any such increased costs, which certificate shall be conclusive, absent manifest error. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender pursuant to this subsection 2.12(b) for any reduction in respect of a period occurring more than six months prior to the date on which such Lender notifies the Borrower of such reduction and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within six months from the date on which the applicable Governmental Authority informed such Lender of such Change in Law.

2.13 Taxes. All payments made by the Borrower in respect of the Obligations shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein, other than Excluded Taxes (all such non-Excluded Taxes being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to any Lender in respect of the Obligations, the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. The Borrower agrees to indemnify each Lender for the full amount of Taxes (including any Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section), paid by such Lender. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Lenders a copy of an original official receipt received by the Borrower showing payment thereof or such other evidence of payment reasonably satisfactory to the Lenders. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental taxes, interest or penalties (and related reasonable fees and expenses of counsel) that may become payable by the Lenders as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

2.14 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and to pay each Lender on demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR

Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making by the Borrower of a prepayment or conversion of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto (including any prepayment required as a result of acceleration of the Loans under Section 8 hereof). Such Lender’s certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

2.15 Mitigation of Costs. If any Lender, by taking any other reasonable action, so long as making such change or taking such other action is not disadvantageous to it in any financial, regulatory or other respect, can mitigate any adverse effect on the Borrower under Sections 2.11, 2.12 or 2.13 hereof, such Lender shall take such action.

2.16 Upfront Fee; Unused Commitment Fee. The Borrower agrees to pay to each Lender (i) an upfront fee based on such Lender’s pro rata share of the Aggregate Revolving Loan Commitment and the Aggregate Term Loan Commitment and computed at a rate equal to 1.00%, and (ii) an unused commitment fee for the period from and including the Closing Date to but excluding the Maturity Date, based on the average aggregate amount, for each day during such period, of the Available Revolving Loan Commitment, and computed at a rate equal to 0.25% per annum. Such upfront fee shall be due and payable to each Lender on the Closing Date; the unused commitment fee shall be payable in installments quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date, commencing on the first such date to occur after the Closing Date.

2.17 Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Lender no later than 10:00 a.m., Los Angeles time, on the Business Day of the proposed funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Commitments or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

SECTION 3. SECURITY INTEREST

As security for the payment and performance of the Obligations, the Borrower, for valuable consideration, the receipt of which is acknowledged, hereby grants to each of the Lenders a security interest in all of the Borrower’s tangible and intangible property, whether now owned or existing, or hereafter acquired or arising, including:

(a) all Accounts;

(b) all Inventory;

(c) all equipment, machinery, tools, dies, molds, furniture, furnishings, all tangible personal property similar to any of the foregoing, and all equipment as defined in Section 9109(2) of the UCC, wherever the same may be located;

(d) all general intangibles including, without limitation, customer lists, contract rights, causes of action, goodwill, royalties, licenses, franchises, permits, intellectual property, blueprints, drawings, manuals, technical data, trade secrets, trade names, trademarks, and copyrights;

(e) all chattel paper of every kind and description, including all additions thereto and substitutions therefor;

(f) all rights to the payment of money, including without limitation, amounts due from affiliates, all tax refunds of every kind and nature including loss carryback refunds, insurance policies and proceeds, factoring agreements, and all rights to deposit or advance payments;

(g) all business records and files (including, without limitation, computer programs, disks, tapes and related electronic data processing media) and writing of the Borrower in which the Borrower has an interest in any way relating to the foregoing property, and all rights of the Borrower to retrieval from third parties of electronically processed and recorded information pertaining to any such property;

(h) all documents, documents of title, and instruments (whether negotiable or non-negotiable);

(i) all investment property;

(j) all letter-of-credit rights;

(k) all liens, guaranties and securities for any of the foregoing (a) through (j); and

(l) all products of, accessions to, and proceeds (including insurance proceeds) of any of the foregoing (a) through (k).

All of such property in (a) through (l) above is collectively referred to as the “Collateral.” Notwithstanding the foregoing, Collateral shall not include the West Bridgewater Property.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Borrower hereby represents and warrants to the Lenders that:

4.1 Financial Condition. The Borrower’s financial statements for (i) the fiscal year of the Borrower ended September 30, 2003, audited by KPMG LLP and (ii) its fiscal quarter ended June 30, 2004, copies of which have heretofore been furnished to the Lenders, present fairly in all material respects the financial condition of the Borrower, on a consolidated basis, as at such respective dates, and the results of the operations and cash flows of the Borrower, on a consolidated basis, for the respective fiscal periods then ended, subject, in the case of such quarterly financial statements, to changes resulting from audit and normal year-end adjustments. Such financial statements (the “Financial Statements”), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Neither the Borrower nor any Subsidiary has any Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the Financial Statements, or in the notes thereto (with respect to the periods covered thereby), or in future financial statements or the notes thereto delivered to the Lender (in the case of subsequent periods), except, in any case, to the extent otherwise disclosed to the Lender in writing or as set forth in the Boston Biomedica Acquisition Documents. Since September 30, 2003 there has been no event or condition resulting in a Material Adverse Effect.

4.2 Corporate Existence; Compliance with Law. The Borrower and each Subsidiary, (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to own and operate its Properties, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, each of which jurisdictions is set forth on Schedule 4.2 hereto, except for those jurisdictions where the failure to be so qualified or in good standing has not had and will not result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not reasonably be expect to have a Material Adverse Effect.

4.3 Corporate Power; Authorization; Consents; Enforceable Obligations. (a) The Borrower and each of its Subsidiaries has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to make, deliver and perform the Loan Documents, in each case to which it is or will be a party, and to borrow hereunder (in the case of the Borrower), and each Loan Party has taken all necessary corporate, partnership or limited liability action, as applicable, to authorize (i) the borrowings on the terms and conditions of this Agreement and the Notes and (ii) the execution, delivery and performance of the Loan Documents to which it is or will be a party.

(b) No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or the other Loan Documents except for any consent, authorization, filing or other act which has been made or obtained and is in full force and effect. This Agreement has been, and each of the Notes and the other Loan Documents to which the Borrower or any Subsidiary is or will be a party will be, duly executed and delivered by it. This Agreement constitutes, and each of the Notes and the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower and each Subsidiary (to the extent the Borrower or such Subsidiary is a party thereto) enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.4 No Legal Bar. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, and the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or material Contractual Obligation of the Borrower or any Subsidiary, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or such Contractual Obligation, except pursuant to the Loan Documents.

4.5 No Material Litigation. Except as set forth in Schedule 4.5 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of its or their properties or revenues or by or against any Affiliate of the Borrower or any Subsidiary, (a) with respect to this Agreement, the Notes or the other Loan Documents, or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

4.6 Ownership of Property; Liens; Condition of Properties. The Borrower and each Subsidiary has good title to all Properties purported to be owned thereby, free and clear of any Liens, except those permitted by Section 7.3 hereof. The Property and assets of the Borrower and its Subsidiaries constitute all property and assets reasonably necessary for the business of the Borrower and its Subsidiaries, except as set forth in Schedule 4.6, are in good order and repair in all material respects (ordinary wear and tear excepted) and are fully covered by the insurance required under the Loan Documents. Neither the Borrower nor any Subsidiary has used (or permitted the filing of any financing statement under) any legal or operating name at any time during the five years immediately preceding the execution of this Agreement, except as identified on Schedule 4.6.

4.7 Environmental Matters.

(a) Except as set forth in Schedule 4.7 hereto, each Property, and all operations at each Property, are in compliance in all material respects with all applicable Environmental Laws.

(b) Except as set forth in Schedule 4.7 hereto, there is no contamination at, under or about such Properties, or violation of any Environmental Law with respect to such Properties or the business conducted at such Properties which involves a matter or matters which has caused or could reasonably be expect to cause a Material Adverse Effect.

(c) Except as set forth in Schedule 4.7 hereto, no Loan Party has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business conducted at the Properties, nor does the Borrower have knowledge that any such notice will be received or is being threatened which has caused or could reasonably be expected to cause a Material Adverse Effect.

(d) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party is named as a party with respect to the Properties or the business conducted at the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such Properties or such business which has caused or could reasonably be expected to cause a Material Adverse Effect.

4.8 Intellectual Property. The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, trade names, patents and copyrights necessary for the conduct of its business as currently conducted in all material respects (the “Intellectual Property”). Except as set forth in Schedule 4.8, no claim which could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any Subsidiary know of any valid basis for any such claim. To the Borrower’s knowledge, except as set forth in Schedule 4.8 hereto, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any Person, nor, to the Borrower’s knowledge, does the use by other Persons of such Intellectual Property infringe in any material respect on the rights of the Borrower or any Subsidiary. In the event of the enforcement by the Lenders of their rights as secured creditors under the Loan Documents, the Lenders will not be required to own or otherwise possess the right to use any patent, trademark or other intellectual property, or any license to use the same, in each case of any third party, in order to sell any inventory of any Loan Party.

4.9 Taxes. The Borrower and each Subsidiary has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any not yet delinquent or the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as appropriate); as of the Closing Date, no tax Lien has been filed, and no claim which could reasonably be expected to have a Material Adverse Effect is being asserted with respect to any such tax, fee or other charge.

4.10 Federal Regulations. No Loan, no Letter of Credit, and no part of the proceeds thereof are intended to be or will be used, directly or indirectly, for “purchasing” or “carrying”

any Margin Stock within the respective meanings of each of the quoted terms under Regulation U for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by the Lenders, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.

4.11 ERISA Compliance.

(a) The Borrower and each Subsidiary is in compliance in all respects with all applicable provisions of ERISA, and all rules, regulations and orders implementing ERISA, except to the extent that the failure to comply therewith could not be reasonably expected to, in the aggregate, have a Material Adverse Effect.

(b) Neither the Borrower, nor any Subsidiary or any ERISA Affiliate thereof maintains or contributes to (or has maintained or contributed to) any Multiemployer Plan under which the Borrower, any Subsidiary or any ERISA Affiliate thereof has any withdrawal liability.

(c) Neither the Borrower, nor any Subsidiary or any ERISA Affiliate thereof sponsors or maintains any defined benefit pension plan under which there is an accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived.

(d) The liability for accrued benefits under each defined benefit pension plan that will be sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate thereof (determined on the basis of the actuarial assumptions utilized by the PBGC) does not exceed the aggregate fair market value of the assets under each such defined benefit pension plan.

(e) The aggregate liability of the Borrower, each Subsidiary and each ERISA Affiliate thereof arising out of or relating to a failure of any employee benefit plan within the meaning of Section 3(2) of ERISA to comply with provisions of ERISA or the Code will not have a Material Adverse Effect.

(f) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of the Borrower, any Subsidiary or any ERISA Affiliate thereof under any plan, program or arrangement providing post retirement, life or health benefits.

(g) No Reportable Event and no Prohibited Transaction (as defined in ERISA) has occurred or is occurring with respect to any plan with which the Borrower or any Subsidiary is associated.

4.12 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). Neither the Borrower nor any Subsidiary is a “holding company,” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.13 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries.

4.14 Purpose of Loans and Letters of Credit.

(a) The proceeds of the Loans are intended to be and shall be used by the Borrower as follows: (i) to repay the Existing Credit Facilities; (ii) to finance, in part, the Boston Biomedica Acquisition; (iii) for working capital and general corporate purposes of the Borrower and its Subsidiaries; and (iv) to finance, in part, Permitted Acquisitions.

(b) The Letters of Credit shall be used for general corporate purposes of the Borrower and its Subsidiaries.

4.15 Accuracy and Completeness of Information. All information contained in any application, schedule, report, certificate, or any other document given to the Lenders by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents is in all material respects true, accurate and complete as of the date referred to therein, and no such Person has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not misleading. All projections given to the Lenders by or on behalf of the Borrower or any Subsidiary have been prepared with a reasonable basis and in good faith making use of such information as was available at the date such projection was made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made and as of the Closing Date, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.16 Real Property Assets. Schedule 4.16 sets forth all real property that, as of the Closing Date, is owned, leased, occupied, used, controlled, managed or operated by the Borrower and its Subsidiaries.

4.17 Permits, Etc. Except as set forth in Schedule 4.17, the Borrower and its Subsidiaries have all permits, licenses, authorizations and approvals required for each of them lawfully to own, lease, control, manage and operate its Properties and businesses, except for such permits, licenses, authorizations or approvals for which the failure to obtain or maintain could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization or approval.

4.18 Nature of Business. Neither the Borrower nor any Subsidiary is engaged in any business other than (i) the manufacture, distribution and sale of plasma-based diagnostic products, (ii) the manufacture, distribution and sale of cell culture-related products, (iii) the distribution and sale of plasma-based components for the development and manufacture of therapeutics, (iv) the manufacture, distribution, and sale of tissue and plasma-based research products, including DNA and RNA, and (v) the compilation, distribution, and sale of certain patient information accompanying tissue and plasma-based research products, including DNA and RNA.

4.19 Capital Structure and Equity Ownership. Schedule 4.19 hereto accurately and completely discloses as of the Closing Date the number and classes of equity ownership rights and interests in the Borrower (whether existing as common or preferred stock, general or limited partnership interests, or limited liability company membership interests, or warrants, options or other instruments convertible into such equity). All such shares and interests are validly existing, fully paid and non assessable in all material respects. As of the Closing Date there are no Equityholder Agreements except as disclosed in Schedule 4.19 hereto.

4.20 Insolvency. After giving effect to the funding of Loans and the issuance of any Letters of Credit on the Closing Date, the application of the proceeds of such Loans as provided herein, and the payment of all estimated legal, underwriting, investment banking, accounting and other fees related hereto and thereto, the Borrower and each other Loan Party will be Solvent as of and on the Closing Date.

4.21 Labor Matters. There are no strikes or other labor disputes against the Borrower or any Subsidiary pending, or to the Borrower’s knowledge, threatened against it or any Subsidiary as of the Closing Date or that could reasonably be expected to have a Material Adverse Effect.

4.22 Condemnation. No taking of any of the Properties or any part thereof through eminent domain, conveyance in lieu thereof, condemnation or similar proceeding is pending or, to the knowledge of the Borrower, threatened by any Governmental Authority as of the Closing Date or that could reasonably be expected to have a Material Adverse Effect.

4.23 Representations and Warranties Relating to Accounts. The Borrower represents and warrants that, with respect to each Account of the Borrower:

(a) except as otherwise disclosed to the Administrative Agent, (1) such Account arises out of a bona fide sale and delivery of goods or rendition of services by the Borrower in the ordinary course of its business and is not evidenced by a judgment, an instrument or chattel paper, (2) there are no setoffs, claims or disputes existing or asserted with respect thereto and the Borrower has not agreed and will not agree with the applicable Account Debtor for (i) any deduction therefrom, (ii) any extension of the time for payment thereof, (iii) any compromise or settlement for less than the full amount thereof, or (iv) any release, in whole or in part, of any Person liable therefor except deductions, extensions, compromises, settlements or releases allowed by the Borrower in the ordinary course of its business for prompt payment and disclosed to the Administrative Agent, (3) there are no facts, events or occurrences that in any way impair the validity, collectibility or enforceability thereof or tend to reduce the amount payable thereunder as reflected on the invoices, statements and written schedules of Accounts delivered to the Lenders with respect thereto in any material respect, or that might result in any material adverse change in the financial condition of the applicable Account Debtor or the collectibility thereof, and (4) the Borrower has no knowledge that the applicable Account Debtor is unable generally to pay its debts as they become due;

(b) the amounts reflected on all records, invoices, statements and schedules of Accounts with respect thereto are actually and absolutely owing to the Borrower as indicated thereon and are not in any way contingent;

(c) in the case of Eligible Accounts, no payments (other than payments treated as deferred revenues) have been made thereon; and

(d) to the best of the Borrower’s knowledge, the applicable Account Debtor has the capacity to contract.

4.24 Representations and Warranties Relating to Inventory. The Borrower represents and warrants that, with respect to all Inventory of the Borrower, (a) such Inventory is, and will continue to be, located at a location with respect to which the Administrative Agent has received a satisfactory landlord’s consent agreement or warehouse bailment agreement, as applicable, except as permitted under Section 6.14 hereof, (b) such Inventory has not been consigned to any Person, (c) such Inventory has been and will be produced in compliance with all applicable laws, including the minimum wage and overtime pay provisions of the federal Fair Labor Standards Act, (d) the Borrower has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or document whatsoever except for Liens in favor of the Collateral Agent and Liens permitted under Section 7.3 hereof, (e) except as disclosed to the Administrative Agent, such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties that would require any consent of any third party upon sale or disposition thereof or the payment of any monies to any third party as a condition precedent to any such sale or other disposition, and (f) the completion of manufacture, sale or other disposition of such Inventory by the Collateral Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which the Borrower is a party or to which such property is subject.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. The agreement of the Lenders to make the Loans requested to be made by them and to issue any Letters of Credit to be issued hereunder, in each case in accordance with the terms hereof, is subject to the satisfaction, in each case in form and substance acceptable to the Lenders, of the following conditions precedent:

(a) Credit Agreement. The Lenders shall have received this Agreement, executed and delivered by an authorized officer of the Borrower.

(b) Other Loan Documents. The Lenders shall have received the Notes and each other Loan Document, in each case dated as of the Closing Date and executed and delivered by an authorized officer of the relevant Loan Party or other Person executing and delivering such Loan Document. The Collateral Agent shall have received (i) a Landlord Consent executed by the landlord with respect to the Borrower’s premises known as (a) 1935 Avenida del Oro, Oceanside, California and (b) 21 North York Road, Hatboro, Pennsylvania, and (ii) a letter of notification and agreement from each warehouse or storage facility at which Collateral is located as of the Closing Date, including from Miramar Cold Storage, except for those consents, notices and waivers referred to in Section 6.14.

(c) Certificate as to Corporate Organization, Standing and Proceedings. The Lenders shall have received (i) an incumbency certificate with respect to each Loan Party, each dated the Closing Date, executed by an appropriate officer thereof, (ii) a copy of the resolutions of the

Board of Directors, or similar governing body, of each Loan Party authorizing (i) the Loan Documents to which it is or will be a party, and (iii) in the case of the Borrower, the borrowings contemplated hereunder, in each case certified by an appropriate officer of such Loan Party as of the Closing Date, which certificate states that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(d) Organic Documents. The Lenders shall have received copies of the Organic Documents of each Loan Party, in each case certified as of the Closing Date as complete and correct copies thereof, and in full force and effect, by an appropriate officer of the relevant Loan Party; provided that the Borrower shall not be required to deliver copies of any warrant and option agreements.

(e) Costs. The Lenders shall have received payment or evidence of payment by the Borrower of all costs, expenses and taxes accrued and unpaid and otherwise due and payable on or before the Closing Date by the Borrower pursuant to this Agreement.

(f) Fees. The Lenders shall have received the fees to be paid on the Closing Date pursuant to the terms of this Agreement.

(g) Legal Opinions. The Lenders shall have received the following executed legal opinions, each dated the Closing Date:

(A) the executed legal opinion of O’Melveny & Myers LLP, counsel to the Loan Parties, in form substantially similar to Exhibit I hereto satisfactory to the Lenders; and

(B) such other legal opinions as the Lenders may reasonably request.

(h) Filings, Etc. The Lenders shall have received as of the Closing Date evidence of the filing, or of provision acceptable to the Lenders for the filing, of appropriate UCC financing statements, and fixture filings, if requested by the Lenders, naming the Collateral Agent as secured party, in such office or offices as may be necessary or desirable to perfect the security interests purported to be created by any of the Collateral Documents or the Guarantor Collateral Documents.

(i) Lien Searches. The Lenders shall have received such UCC searches, and other Lien searches, as they shall request.

(j) Good Standing Certificates. The Lenders shall have received, with respect to each Loan Party, a certificate, dated a recent date, of the Secretary of State (or other relevant state authority) of the state of formation of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business under such jurisdiction’s law (each of which is set forth on Schedule 4.2 hereto), certifying as to the existence and good standing of, and the payment of taxes by, each Loan Party in such state, except for those certificates referred to in Section 6.16.

(k) No Default/Representations. No Default shall have occurred and be continuing on the Closing Date or would occur after giving effect to the funding of Loans and the issuance of any Letters of Credit on the Closing Date, the application of the proceeds of such Loans as provided herein, and the payment of all estimated legal, underwriting, investment banking, accounting and other fees related hereto and thereto, and the representations and warranties contained in this Agreement and each other Loan Document, and the representations and warranties contained in each certificate or other writing delivered to the Lender in satisfaction of the conditions set forth in this Section 5.1 prior to or on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, shall be correct in all material respects on and as of the Closing Date, and the Lender shall have received a certificate of a Responsible Officer of the Borrower to such effect, dated as of the Closing Date.

(l) Insurance Policies. The Lenders shall have received evidence that the insurance policies provided for in Section 6.5 below are in full force and effect, certified by the insurance broker therefor, together with appropriate evidence showing the Collateral Agent as an additional named insured or loss payee, except for the items to be delivered pursuant to Section 6.15.

(m) Pro Forma Closing Financial Statements. The Lenders shall have received pro forma consolidated and consolidating financial statements for the Borrower and its Subsidiaries as of the Closing Date.

(n) Operating Projections. The Lenders shall have received operating projections for the Borrower and its Subsidiaries which shall be set forth on a quarterly basis for the first year after the Closing Date and on an annual basis for each year of the term of this Agreement thereafter.

(o) Capital Expenditure Budgets. The Lenders shall have received a budget of the Capital Expenditures of the Borrower and its Subsidiaries for each year of the term of this Agreement.

(p) Subordination of Indebtedness to Affiliates. The Lenders shall have received satisfactory evidence of the subordination to the Obligations of all Indebtedness of the Borrower owed to any of its Affiliates.

(q) Due Diligence Reports on Acquired Companies. The Lenders shall have received all due diligence reports prepared for the Borrower in respect of Boston Biomedica, Inc. and Genomics Collaborative, Inc.

(r) Acquisition Documents. The Lenders shall have received the final, executed Boston Biomedica Acquisition Documents and the final, executed purchase and sale documents relating to the Borrower’s Acquisition of the assets of Genomics Collaborative, Inc.

(s) Additional Acquisition Financing. The Lenders shall have been satisfied with their review of the additional financing received by the Borrower for the Boston Biomedica Acquisition, which shall have been in a gross amount of not less than $12,000,000 and shall consist of notes subordinated to the Obligations in a manner reasonably satisfactory to the Lenders and the issuance of capital stock by the Borrower and/or a contribution to the Borrower’s capital.

(t) Audit. The Lenders shall have completed a satisfactory audit of the Borrower’s books and records and the Collateral.

(u) Verification of EBITDA. The Lenders shall have received satisfactory confirmation that the Borrower’s pro forma historical consolidated EBITDA for the most currently available twelve-month period prior to the Closing Date, after giving effect to the Boston Biomedica Acquisition and the acquisition of the assets of Genomics Collaborative, Inc., on an actual basis without giving effect to add-backs, was not less than $10,000,000.

(v) Minimum Unused Availability. The Lenders shall have determined that the amount of the Borrower’s borrowing availability under the Revolving Loans facility pursuant to Section 2.1(a) hereof on the Closing Date is not less than $4,000,000, after giving effect to (i) all Loans to be made and Letters of Credit to be issued on the Closing and (ii) the payment of all trade accounts payable of the Borrower to within sixty days after due date.

(w) Additional Proceedings. The Lenders shall have received such other approvals, opinions and documents as the Lenders may reasonably request and all legal matters incident to the making of such Loans and issuance of such Letters of Credit shall be reasonably satisfactory to the Lenders.

5.2 Conditions to Each Loan or Letter of Credit. The agreement of the Lenders to make the Loans requested to be made by them and to issue any Letters of Credit to be issued hereunder, is also subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit, of the following conditions precedent:

(a) Representations and Warranties; No Default. The following statements shall be true and the Borrower’s acceptance of the proceeds of such Loan or its delivery of an executed Letter of Credit Request shall be deemed to be a representation and warranty of the Borrower, on the date of such Loan or as of the date of issuance of such Letter of Credit, as applicable, that:

(i) The representations and warranties contained in this Agreement, each other Loan Document and each certificate or other writing delivered to the Lenders in connection herewith are correct on and as of such date in all material respects as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier date; and

(ii) No Default has occurred and is continuing or would result from the making of the Loan or the issuance of such Letter of Credit to be made or issued on such date.

(b) Legality. The making of such Loan or the issuance of such Letter of Credit, as applicable, shall not contravene any law, rule or regulation applicable to any Lender, the Borrower or any other Loan Party.

(c) Loan Request or Letter of Credit Request. The Administrative Agent shall have received a Loan Request or Letter of Credit Request, as applicable, pursuant to the provisions of this Agreement from the Borrower.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that from and after the Closing Date, so long as any Note remains outstanding and unpaid, any Letter of Credit is outstanding or any other amount is owing to the Lenders hereunder except to the extent otherwise agreed by the Requisite Lenders:

6.1 Financial Statements. The Borrower shall furnish to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited income statement, statement of shareholders’ equity and operating cash flow statement, reported on without qualification or exception by the Accountants and accompanied by a certificate signed by such Accountants in a form reasonably acceptable to the Administrative Agent, at the time of the completion of the annual audit, stating that the financial statements fairly present, in all material respects, the consolidated financial condition of the Borrower as of the date thereof and for the period covered thereby; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for such fiscal quarter and the related unaudited income statement, statement of shareholders’ equity and operating cash flow statement for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, all certified by a Responsible Officer of the Borrower substantially in the form of Exhibit J hereto stating that (i) the financial statements are fairly stated in all material respects (subject to normal year-end audit adjustments), (ii) the representations and warranties set forth in this Agreement remain true and correct, and (iii) no Event of Default has occurred and is continuing, each as of such date.

All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

6.2 Certificates; Other Information. The Borrower shall:

(a) furnish to the Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b) above, a Covenant Compliance Certificate in the form of Exhibit C hereto with respect to such fiscal year or quarter, as the case may be;

(b) furnish to the Administrative Agent, within 30 days after the end of each month, a Borrowing Base Certificate, together with detailed agings of the Accounts, the Inventory and the accounts payable of the Borrower;

(c) furnish to the Administrative Agent, as soon as available, but in any event within the first 30 days of each fiscal year of the Borrower, a copy of (i) the annual operating budget for the Borrower and its Subsidiaries for such fiscal year and the immediately succeeding fiscal year and (ii) a complete financial forecast of the results of the Borrower and its Subsidiaries for such fiscal year and the immediately succeeding fiscal year, in each case in form and detail reasonably satisfactory to the Lenders;

(d) furnish to the Administrative Agent, within five Business Days after the same are filed, copies of all financial statements and reports which the Borrower or any Subsidiary may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority, including all reports on Form 10-K or 10-Q (it being understood that the Borrower shall have met its requirements under clauses (a) and (b) of Section 6.1 to the extent it provides the Administrative Agent with copies of the Borrower’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission in lieu of the financial statements required by said clauses);

(e) furnish to the Administrative Agent, within five Business Days after the same are filed, copies of all Material FDA Reports;

(f) furnish to the Administrative Agent, promptly but, in any event, within five days, after the Borrower’s receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to the Borrower by the Accountants in connection with any annual or interim audit of the books thereof;

(g) furnish to the Administrative Agent, immediately upon a Responsible Officer’s gaining knowledge of the occurrence of a Default or, in the good faith determination of a Responsible Officer of the Borrower, a Material Adverse Effect, the written statement by a Responsible Officer of the Borrower, setting forth the details of such Default or Material Adverse Effect and the action which the Borrower proposes to take with respect thereto;

(h) furnish to the Administrative Agent, (i) as soon as possible and in any event within five days after the Borrower knows or has reason to know that any Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower proposes to take with respect thereto, (ii) promptly and in any event within five days after receipt thereof by the Borrower, any Subsidiary or any of its or their ERISA Affiliates from the PBGC, copies of each notice received by the Borrower, any Subsidiary or any of its or their ERISA Affiliates of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (iii) promptly and in any event within five days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan maintained for or covering employees of the Borrower or any of its Subsidiaries if the present value of the accrued benefits under the Plan exceeds its assets by an amount which could cause a Material Adverse Effect and (iv) promptly and in any event within five days after receipt thereof by the Borrower, any Subsidiary or any of its or their ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower, any Subsidiary or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA;

(i) furnish to the Administrative Agent, promptly after the commencement thereof, but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge by, the Borrower, notice of each action, suit or proceeding before any court or governmental authority or other regulatory body or any arbitrator as to which there is a reasonable possibility of a determination that could have a Material Adverse Effect;

(j) furnish to the Administrative Agent, as soon as possible and in any event within five days after the Borrower has knowledge thereof, any termination of, or material amendment to, any Material Agreement; and

(k) furnish to the Administrative Agent, promptly such additional financial and other information as the Lenders may from time to time reasonably request.

6.3 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the failure to so satisfy such obligations could not reasonably be expected to have a Material Adverse Effect or except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Subsidiary, as applicable.

6.4 Conduct of Business and Maintenance of Existence. The Borrower shall, and shall cause each of its Subsidiaries to, (i) continue to engage in business of the same general type as conducted by the Borrower and its Subsidiaries as of the Closing Date, (ii) preserve, renew and keep in full force and effect its corporate or other legal existence, as applicable, (iii) take all action necessary to maintain in all material respects all rights, registrations, licenses, privileges and franchises necessary or desirable in the normal conduct of its business, including those granted by the FDA except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect and (iv) except to the extent that failure to comply therewith could not reasonably be expected, in the aggregate, to have a Material Adverse Effect, comply with all Contractual Obligations and Requirements of Law, such compliance to include, without limitation (a) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its Properties, (b) paying all lawful claims which if unpaid might become a Lien upon any of its Properties and (c) conducting its business to the extent relevant, in all material respects, in accordance with those regulations of the FDA set forth in 21 C.F.R. Part 606 and known as “Current Good Manufacturing Practice for Blood and Blood Components”, as it may be revised or replaced from time to time.

6.5 Maintenance of Property; Insurance.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, keep all property material or necessary to its business in good working order and condition (ordinary wear and tear excepted).

(b) The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies or associations insurance on such of its property in at least such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Lenders, upon request, full information as to the insurance carried. In addition, the Borrower shall maintain, and shall cause its Subsidiaries to maintain with such insurance companies or associations, foreign credit insurance with regard to each of its foreign accounts receivable (excluding accounts receivable owed to the Borrower by a Qualified Foreign Account Debtor) which accounted for 5% or more of the accounts receivable of the Borrower and its Subsidiaries on a consolidated basis as of both of the most recently ended fiscal quarters of the Borrower, in form and substance, and in amounts reasonably acceptable to, the Requisite Lenders, it being understood that Borrower shall obtain such insurance as soon as practicable following the end of such fiscal quarter but in any event within 30 days after the end of such fiscal quarter. All such policies of insurance shall (i) designate the Collateral Agent as an additional insured or loss payee, as appropriate, and (ii) provide that the insurance companies will give the Collateral Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be canceled. The Borrower shall deliver to the Collateral Agent insurance certificates certified by the Borrower’s insurance brokers, as to the existence and effectiveness of each policy of insurance and evidence of payment of all premiums then due and payable therefor. In addition, the Borrower shall notify the Lenders promptly of any occurrence causing a material loss of any insured Property and the estimated (or actual, if available) amount of such loss.

(c) Each policy for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and the Borrower, as their respective interests may appear, and each policy for property damage insurance shall, to the extent applicable to equipment and inventory, provide for all losses (except for losses of during the continuance of an Event of Default) to be paid directly to the Borrower.

(d) Reimbursement under any liability insurance maintained by the Borrower or any Subsidiary pursuant to this Section 6.5 may be paid directly to the Person who shall have incurred liability covered by such insurance. In the case of any loss involving damage to equipment or inventory as to which Section 6.5(e) below is not applicable, the Borrower will make or cause to be made the necessary repairs to or replacements of such equipment or inventory, and any proceeds of insurance maintained by the Borrower pursuant to this Section 6.5 shall be paid by the Collateral Agent to the Borrower, upon presentation of invoices and other evidence of obligations, as reimbursement for the costs of such repairs or replacements.

(e) Upon the actual or constructive total loss of any equipment or inventory during the continuance of an Event of Default, all insurance proceeds in respect of such equipment or inventory shall be paid to the Collateral Agent and applied in the manner set forth in Section 2.4(c) above.

6.6 Inspection of Property; Books and Records; Discussions. The Borrower shall, and shall cause each Subsidiary to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities; and upon reasonable notice and at such reasonable times during usual business hours, permit representatives of the Lenders to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries and with its Accountants, provided that the Borrower may, if its so chooses, be present at or participate in any such discussions.

6.7 Use of Proceeds. The Borrower will use the Letters of Credit, and the proceeds of the Loans, as set forth in Section 4.14 hereof, and not for the purchasing or carrying of any Margin Stock that does not comply with Section 4.14 hereof.

6.8 Interest Rate Protection. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur any Hedging Obligation, except that the Borrower or any Subsidiary may enter into any Hedging Obligation that (i) is of a non-speculative nature and (ii) is for the purpose of hedging the Borrower’s or such Subsidiary’s reasonably estimated interest rate exposure.

6.9 Acquisition of Real Property. The Borrower shall submit to the Lenders for their prior approval any documents relating to any fee simple real property interest to be acquired by the Borrower or any Subsidiary for consideration in excess of $1,000,000 (other than the West Bridgewater Property, for which no such approval shall be required). The Lenders may require that any such property interest become part of the Collateral or the Guarantor Collateral (as applicable), and that the Borrower provide the Lenders with title insurance, a favorable environmental report, opinion(s) of counsel and such other information and documentation as the Lenders may reasonably request with respect thereto. Notwithstanding the foregoing, the real property and fixtures located at 375 West Street, West Bridgewater, MA, may be sold or otherwise transferred pursuant to a sale/leaseback or other disposition and shall not become part of the Collateral (such real property and fixtures thereon, the “West Bridgewater Property”).

6.10 Lease and License Compliance. The Borrower shall, and shall cause each Subsidiary to, perform and carry out in all material respects the provisions of all leases, licenses, permits and other occupancy agreements relating to real property or real property interests which are material to the business of the Borrower or any Subsidiary (the “Occupancy Agreements”), and shall appear in and defend any action in which the validity of any Occupancy Agreement is at issue and shall commence and maintain any action or proceeding necessary to establish or maintain the validity of any Occupancy Agreement and to enforce the material provisions thereof. The Borrower shall immediately give notice to the Administrative Agent of any material default by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other party to an Occupancy Agreement. With respect to premises leased by the Borrower or any Subsidiary at which Collateral having a value in excess of $50,000 is located, the Borrower shall exercise all commercially reasonable efforts to cause a Landlord Consent to be executed and delivered to the Collateral Agent with respect thereto and, if requested by the Requisite Lenders, recorded against the relevant real property.

6.11 Environmental Laws. The Borrower shall, and shall cause each Subsidiary to:

(a) comply with, and take reasonable steps to ensure compliance by all tenants and subtenants of Borrower or such Subsidiary, if any, with, all applicable Environmental Laws and obtain and comply with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that such failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other reasonable actions required under Environmental Laws and timely comply in all material respects with all orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c) defend, indemnify and hold harmless each Lender and its employees, agents, officers, partners and directors, successors, attorneys and assigns from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to (i) the presence of contamination on any of the Properties, (ii) any violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any Subsidiary, or the Properties, or (iii) any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect and survive the termination of this Agreement, expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

6.12 Employee Contracts. The Borrower shall give to the Administrative Agent prompt notice of any material dispute arising out of, or material uncured default occurring under, any employee contract of the Borrower or any Subsidiary providing for salary payments equal to or in excess of $400,000 per year, or if any of such contracts shall be terminated or not renewed on substantially similar terms.

6.13 Covenants Regarding Additional Subsidiaries.

(a) The Borrower will cause each of its Domestic Subsidiaries hereafter formed or acquired to execute and deliver to the Lenders, concurrently with the formation or acquisition thereof, (i) the Subsidiary Guarantee (or, if the Subsidiary Guarantee has been executed and delivered to the Lenders, a joinder thereto in form and substance acceptable to the Lenders, causing such Domestic Subsidiary to become a Guarantor under the Subsidiary Guarantee), (ii) the Guarantor Security Agreement (or, if the Guarantor Security Agreement has been executed and delivered to the Lenders, a joinder thereto, in form and substance acceptable to the Lenders, causing such Domestic Subsidiary to become a grantor under the Guarantor Security Agreement), together with appropriate Lien searches requested by the Lenders indicating the Lenders’ first priority Lien on such Domestic Subsidiary’s personal property (subject to Section 7.3 hereof) and (iii) UCC-1 Financing Statements, in form and substance satisfactory to the Lenders and, in connection with such deliveries, cause to be delivered to the Lenders (A) a favorable written opinion of counsel satisfactory to the Lenders as to such matters relating thereto as the Lenders may reasonably request, in form and substance satisfactory to the Lenders, (B) any stock certificates or other certificates, accompanied by stock powers duly executed in blank, with regard to the Capital Stock of such Domestic Subsidiary, (C) such other agreements, instruments, approvals or other documents as the Lenders may reasonably request with respect thereto, and (D) certified copies of the organizational documents, resolutions and incumbency certificates of such Domestic Subsidiary.

(b) The Borrower will cause each of its Foreign Subsidiaries hereafter formed or acquired to execute and deliver to the Lenders, concurrently with the formation or acquisition thereof, a pledge of 65% of the Capital Stock having voting power in such Foreign Subsidiary (or such greater amount of such equity interests as shall not cause the Borrower to incur material adverse tax consequences under Section 956 of the Code) and 100% of any other Capital Stock in such in such Foreign Subsidiary, along with (A) such agreements, certificates, filings, notices, consents and other actions as the Lenders may request to evidence and perfect such pledge and (B) an executed legal opinion of local counsel to such pledgor, in form and substance, and from a firm of attorneys, reasonably satisfactory to the Lenders.

6.14 Landlord Consents; Warehouse Letters. The Borrower shall exercise all commercially reasonable efforts to obtain the following within 60 days after the Closing Date: the Collateral Agent shall have received (i) a Landlord Consent executed by the Landlord with respect to the Borrower’s premises known as (a) 1935 Avenida del Oro, Suite F, Oceanside, California 92056, (b) 99 Erie Street, Cambridge, Massachusetts 02139-4534, and (c) 217 Perry Parkway, Avenel Business Park, Gaithersburg, Maryland 20877 and (ii) a letter of notification and agreement from each warehouse or storage facility at which Collateral is located as of the Closing Date.

6.15 Insurance Policies. Within 10 days after the Closing Date, the Collateral Agent shall have received evidence that the insurance policies provided for in Section 6.5 hereof on Collateral acquired pursuant to the Boston Biomedica Acquisition are in full force and effect, certified by the insurance broker therefor, together with appropriate evidence showing the Collateral Agent as an additional named insured or loss payee.

6.16 Foreign Qualification Certificate. Within 30 days after the Closing Date, the Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower has paid all applicable taxes and fees and submitted all necessary applications, reports and other documents to enable it to receive a good standing certificate from each jurisdiction from which the Borrower could not obtain such a certificate as of the Closing Date; upon receipt of any such certificate from the applicable Governmental Authority, which may occur within or after such 30-day period, the Borrower shall promptly provide it to the Administrative Agent. The Borrower shall report its progress in obtaining such certificates to the Administrative Agent every 30 days until the Borrower has delivered all required certificates to the Administrative Agent.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that from and after the Closing Date, so long as any Note remains outstanding and unpaid, any Letter of Credit is outstanding, or any other amount is owing to the Lenders hereunder except to the extent otherwise agreed by the Requisite Lenders:

7.1 Financial Condition Covenants. The Borrower shall not:

(a) Effective Tangible Net Worth. Permit Effective Tangible Net Worth, as of the end of any fiscal quarter of the Borrower, to be less than the sum of (i) $10,000,000, (ii) on a cumulative basis, on the date the Administrative Agent receives (or should have received) the financial statements referred to in Section 5.1(b) with respect to any quarter (beginning with such statements delivered for the fiscal quarter ended September 30, 2004), 75% of the Net Income of the Borrower and the Subsidiaries (disregarding any loss) in such fiscal quarter and (iii) on a cumulative basis, 100% of the Net Issuance Proceeds of any Equity Offering consummated by the Borrower or any Subsidiary during such fiscal quarter (excluding (1) the approximately $8,200,000 Equity Offering consummated on the closing date of the Boston Biomedica Acquisition, and (2) any Equity Offering consummated prior to the Closing Date).

(b) Senior Leverage Ratio. Permit the Senior Leverage Ratio, as of the end of any fiscal quarter of the Borrower, to be greater than the correlative ratio indicated below for such fiscal quarter:

Fiscal Quarter Ending	Maximum Senior Leverage Ratio

September 30, 2004	3.00:1

December 31, 2004	2.50:1

March 31, 2005	1.50:1

June 30, 2005	1.50:1

September 30, 2005	1.25:1

December 31, 2005	1.25:1

March 31, 2006 and as of the last day of each fiscal quarter thereafter	1.00:1

(c) Total Leverage Ratio. Permit the Total Leverage Ratio, as of the end of any fiscal quarter of the Borrower, to be greater than the correlative ratio indicated below for such fiscal quarter:

Fiscal Quarter Ending	Maximum Total Leverage Ratio

September 30, 2004	3.25:1

December 31, 2004	2.75:1

March 31, 2005	2.00:1

June 30, 2005	2.00:1

September 30, 2005	1.50:1

December 31, 2005	1.50:1

March 31, 2006	1.25:1

June 30, 2006	1.25:1

September 30, 2006 and as of the last day of each fiscal quarter thereafter	1.00:1

(d) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Borrower, to be less than the correlative amount indicated below for such fiscal quarter:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio

September 30, 2004	1.25:1

December 31, 2004	1.25:1

March 31, 2005 and as of the last day of each fiscal quarter thereafter	1.50:1

(e) EBITDA. Permit EBITDA, determined as of the last day of any fiscal quarter of the Borrower for the immediately preceding twelve-month period then ended, to be less than the correlative amount indicated below for such fiscal quarter:

Fiscal Quarter Ending	Minimum EBITDA

September 30, 2004	*********

December 31, 2004	*********

March 31, 2005	*********

June 30, 2005	*********

September 30, 2005	*********

December 31, 2005	*********

March 31, 2006	*********

June 30, 2006	*********

September 30, 2006	*********

December 31, 2006	*********

March 31, 2007	*********

June 30, 2007	*********

September 30, 2007 and as of the last day of each fiscal quarter thereafter	*********

(f) Capital Expenditures. Permit Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis for any fiscal year to be more than $1,500,000 (the “Maximum Capital Expenditures Amount”); provided that the Maximum Capital Expenditures Amount for any fiscal year shall be increased by an amount equal to the excess, if any, of the Maximum Capital Expenditures Amount for the previous fiscal year (as adjusted in accordance with this proviso) over the actual amount of Capital Expenditures for such previous fiscal year.

7.2 Limitation on Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness except for:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness owing by any wholly-owned Subsidiary to the Borrower or any other wholly-owned Subsidiary, and Indebtedness owing by the Borrower to any wholly-owned Subsidiary;

(c) Indebtedness (i) under any Hedging Agreement, (ii) evidenced by performance bonds issued in the ordinary course of business or reimbursement obligations in respect thereof, in an aggregate amount at any time not exceeding $200,000 or (iii) for bank overdrafts incurred in the ordinary course of business that are promptly repaid;

(d) trade credit incurred to acquire goods, supplies, services and incurred in the ordinary course of business which is not more than 90 days past due and, if past due, for which adequate reserves have been posted under GAAP;

(e) Capitalized Lease Obligations and purchase money Indebtedness in a principal amount not exceeding $500,000 outstanding at any time;

(f) subordinated debt on terms acceptable to the Requisite Lenders (a list of such existing debt is set forth on Schedule 7.2(f) hereto);

(g) Indebtedness, which shall be unsecured, not otherwise permitted in any other provision of this Section 7.2; provided that the sum of the principal amount of such Indebtedness, plus the principal amount of Indebtedness outstanding under Section 7.2(e) above, shall at no time exceed $500,000 in the aggregate;

(h) The Borrower or a Subsidiary of the Borrower may become and remain liable with respect to Indebtedness of any Person assumed in connection with the acquisition of such Person (or all or a portion of its assets) permitted under subsection 7.7(d) hereof and a Person that becomes a direct or indirect wholly owned Subsidiary of the Borrower as a result of any acquisition permitted under subsection 7.7(d) hereof may remain liable with respect to Indebtedness existing on the date of such acquisition, provided that such Indebtedness is not created in anticipation of such acquisition; and

(i) Indebtedness in an aggregate principal amount not to exceed $2,400,000 secured by a Lien on the West Bridgewater Property.

7.3 Limitation on Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens created hereunder or under any of the other Loan Documents;

(b) Liens for taxes, assessments, governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary, as applicable, in conformity with GAAP;

(c) Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers’, warehousemen’s, mechanics’, materialmen’s,

repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days and, if overdue, for which adequate reserves have been posted under GAAP;

(d) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business which, in the aggregate, could not reasonably be expected to cause a Material Adverse Effect;

(g) Liens securing Indebtedness permitted under Section 7.2(e); provided that (i) any such Lien attaches to the property financed thereby concurrently with or within thirty days after the acquisition thereof, (ii) such Lien attaches solely to such property and is not spread to cover additional property and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

(h) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(i) Liens arising in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by the Borrower or the Subsidiaries; provided that the duties secured thereby do not exceed at any time $50,000;

(j) Attachment and judgment Liens not otherwise constituting an Event of Default any of which Liens are in existence less than sixty (60) days after the entry thereof of with respect to which execution has been stayed, payment is covered in full by insurance, or the Borrower shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;

(k) Liens on assets of a Person that becomes a direct or indirect Subsidiary of the Borrower after the date of this Agreement, provided, however, that such Liens exist at the time such Person becomes a Subsidiary and are not created in anticipation thereof;

(l) Liens described in Schedule 7.3 annexed hereto;

(m) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(n) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement; and

(o) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property.

7.4 Limitation on Fundamental Changes. The Borrower shall not, and shall not permit any Subsidiary to, (a) amend its Organic Documents in any way that could have a Material Adverse Effect, (b) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except any merger, consolidation or amalgamation of a Subsidiary into the Borrower, or of a Subsidiary or the Borrower with another entity as a result of a Permitted Acquisition, provided that in all cases involving the Borrower the Borrower is the survivor thereof, or between or among the Domestic Subsidiaries; provided that the Borrower shall give the Lenders thirty days’ prior written notice thereof (or, in the case of a Permitted Acquisition, the notice required under the definition of Permitted Acquisition) and shall comply with all reasonable actions requested by the Lender to protect and maintain its Liens granted pursuant to the Loan Documents; or (d) except as permitted by Section 7.5 below, convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

7.5 Limitation on Sale of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition unless (A)(i) such Asset Disposition is for fair market value, (ii) the consideration for such Asset Disposition is (a) all cash, or (b) not less than 25% cash with the balance payable over the remaining useful life of the asset pursuant to the terms of a promissory note payable to the Borrower or its order secured by the assets disposed of, or other assets of substantially similar or greater quality, value and utility, (iii) no Default has occurred and is continuing or would result from such Asset Disposition and a Responsible Officer has provided to the Lenders a Covenant Compliance Certificate to such effect and (iv) the consideration for such Asset Disposition, when aggregated with the consideration for all previous Asset Dispositions during the same fiscal year, does not exceed $1,500,000 or (B) such Asset Disposition is consented to by the Requisite Lenders, which consent shall not be unreasonably withheld.

7.6 Limitation on Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) if a corporation, declare or pay any dividend (other than dividends or other distributions payable solely in common stock or warrants or similar interests of the Borrower or its Subsidiaries) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, (excluding the Borrower’s existing $2,000,000 Capital Stock buy back plan, provided that after giving effect to any such purchase or reduction pursuant to the Capital Stock buy back plan, the Senior Leverage Ratio would be less than 1.0 to 1.0) and (b) if a partnership or a limited liability company, make any distribution with respect to the ownership interests therein, or, in either case, any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called “Restricted Payments”); provided, however, that (i) the Subsidiaries may make Restricted Payments to the Borrower or to any wholly-owned Subsidiary, (ii) the Borrower may make Restricted Payments to redeem from current or former officers, employees or directors shares of the Borrower’s common stock, warrants or options to acquire any such shares, provided that the following conditions are satisfied with respect to this clause (ii): (A) no Event of Default has occurred and is continuing and (B) the aggregate Restricted Payments permitted under this clause (ii) during the term of this Agreement shall not exceed $500,000 and (iii) the Borrower may make Restricted Payments consisting of dividends on the Borrower’s common stock to repurchase or redeem shares of Borrower’s common stock pursuant to Borrower’s stock repurchase plan initially adopted by its Board of Directors prior to the date hereof; provided that the following conditions are satisfied after giving effect to such Restricted Payment with respect to this clause (iii): (A) no Event of Default would have occurred and be continuing; (B) the Senior Leverage Ratio would be less than 1.0 to 1.0 and (C) the aggregate Restricted Payments permitted under this clause (iii) during the term of this Agreement shall not exceed $2,000,000.

7.7 Limitation on Acquisitions, Investments, Loans and Advances. The Borrower shall not, and shall not permit any Subsidiary to, consummate any Acquisition, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “investment”), any Person, except:

(a) Cash Equivalents;

(b) extensions of trade credit in the ordinary course of business;

(c) the Borrower’s ownership interest in its Subsidiaries;

(d) the Boston Biomedica Acquisition and Permitted Acquisitions;

(e) investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

(f) advances to employees of the Borrower and the Subsidiaries in the ordinary course of business; provided that the aggregate amount of such advances at any time outstanding shall not exceed $200,000.

7.8 Management Fees.

The Borrower and its Subsidiaries shall not pay any management fees to any Affiliate thereof for services rendered, except as set forth on Schedule 7.8 hereof.

7.9 Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Subsidiary (other than wholly-owned Subsidiaries) or any Affiliate, unless such transaction is in the ordinary course of the Borrower’s or such Subsidiary’s business and is upon terms no less favorable to the Borrower or such Subsidiary, than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, except (i) the Borrower may pay to its directors compensation in the ordinary course of business and, as previously disclosed to the Lenders, may enter into a consulting agreement with Jerry Burdick and (ii) this Section 7.9 shall not apply to the issuance of any equity securities of the Borrower or transactions permitted by Section 7.6 or 7.2(f) hereof.

7.10 Fiscal Year. The Borrower shall not permit the fiscal year of the Borrower or any Subsidiary to end on a day other than September 30.

7.11 Prohibitions on Certain Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or investments or the sale, assignment, transfer or other disposition of Property, or which imposes any financial covenants on the Borrower or any Subsidiary; provided that this Section 7.11 shall not prohibit customary restrictions in connection with an agreement to make an Asset Disposition permitted hereunder, and negative pledges incurred or provided in favor of any holder of Indebtedness permitted under Section 7.2(e) above solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

7.12 Sale-Leaseback Transactions. Except as provided in Section 6.9, the Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise transfer any of its Properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property.

7.13 Unfunded Liabilities. The Borrower shall not permit unfunded liabilities for any and all Plans maintained for or covering employees of the Borrower or any Subsidiary to exceed $250,000 in the aggregate at any time.

7.14 Line of Business. Neither the Borrower nor any of its Subsidiaries shall engage in any business other than as described in Section 4.18 hereof.

7.15 Prepayment of Subordinated Debt. Except as provided in the following sentences, neither the Borrower nor any of its Subsidiaries shall make any prepayments of principal on any Indebtedness subordinated in right of payment to the Obligations. After the outstanding principal balance of the Term Loan is: (A) less than $7,500,000 but greater than or equal to $3,750,000, the Borrower may prepay up to 30% of the original principal amount of the subordinated indebtedness incurred by the Borrower in connection with its financing of the Boston Biomedica Acquisition in any year during the term of this Agreement and (B) less than $3,750,000 but greater than $0, the Borrower may prepay up to an additional 30% of the original principal amount of such indebtedness during the term of this Agreement; provided that no Event of Default exists at the time of such payment or would result from any such payment. After the Term Loan has been paid in full, the Borrower may repay the subordinated indebtedness described in the preceding sentence without dollar limitation, provided that no Event of Default exists at the time of such payment or would result from such payment.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any of the Notes when due, or the Borrower shall fail to pay any interest on any of the Notes when due, or any other amount payable hereunder or under any Loan Document within two Business Days after any such interest or other amount becomes due; or

(b) Any representation or warranty made by any Loan Party herein or in any other Loan Document, as applicable, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made and which is not remedied by such Loan Party within five (5) Business Days after notice thereof; or

(c) The Borrower shall default in the observance or performance of any agreement contained in Sections 6.2(g), 6.4(ii), 6.5 (other than Section 6.5(a)) or 6.7 or any provision of Section 7 hereof; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or the other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Lenders to the Borrower and (ii) actual knowledge thereof by a Responsible Officer of such Loan Party; or

(e) Any material provision of any Loan Document shall at any time for any reason be declared null and void, or the validity or enforceability of any Loan Document shall at any time be contested by any Loan Party in writing, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority or other Person having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document or any Loan Document shall cease to be in full force and effect; or

(f) Any Loan Party shall (i) default in any payment of principal or interest, regardless of the amount, due in respect of any (A) Indebtedness (other than the Note), under the same indenture or other agreement, if the maximum principal amount of Indebtedness covered by such indenture or agreement is $500,000 or greater (or $1,000,000 in the aggregate) or (B) Guarantee Obligation with respect to an amount of $500,000 or greater (or $1,000,000 in the aggregate), in either case beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, whether or not such default has been waived by the holders of such Indebtedness or Guarantee Obligation; or (ii) default in the observance or performance of any other material agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable or such Indebtedness to be required to be defeased or purchased; or

(g) (i) The Borrower or any other Loan Party shall commence any voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any other Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any other Loan Party any involuntary case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment and (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any other Loan Party shall take any action in writing in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or

(h) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination) or (v) the Borrower or any Commonly Controlled Entity would reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or

(i) One or more judgments or decrees shall be entered against one or more of the Loan Parties involving in the aggregate a liability for all Loan Parties (not paid or fully covered by insurance under which the insurer has acknowledged liability in writing) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or in any event five days before the date of any sale pursuant to such judgment or decree; or any non-monetary judgment or order shall be entered against any Loan Party that could have a Material Adverse Effect and either

(i) enforcement proceedings shall have been commenced by any Person upon such judgment which has not been stayed pending appeal or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) (i) any Person (including, for the purposes of this paragraph, a partnership, limited partnership, syndicate or other group deemed a “person” for the purposes of Section 13(d) of the Exchange Act) other than the Specified Investors shall in any way acquire beneficial ownership of securities of the Borrower that, together with all other securities of the Borrower then beneficially owned by such Person, constitute 35% or more of the securities having ordinary voting power to elect a majority of the Borrower’s Board of Directors or (ii) both Michael Crowley and Barry D. Plost shall cease to be the President, the Chief Executive Officer or the Chairman of the Board of the Borrower, and 90 days shall have elapsed without a replacement for such former officer or officers, as the case may be, acceptable to the Requisite Lenders in their reasonable discretion, having been appointed and having assumed such office; or

(k) Any material provision of any Loan Document, after delivery thereof pursuant to the provisions hereof, shall, for any reason other than pursuant to the terms thereof, cease to be valid or enforceable in accordance with its terms, or any Lien created under any Loan Document shall for any reason other than pursuant to the terms thereof, cease to be a valid and perfected first priority (except for as permitted by Section 7.3 hereof) Lien in any material portion of the Collateral, the Guarantor Collateral or the property purported to be covered thereby;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above, automatically each Revolving Loan Commitment, each Term Loan Commitment and the commitment of each Lender to issue Letters of Credit shall immediately terminate and the Loans made to the Borrower hereunder (with accrued interest thereon) and all other Obligations shall immediately become due and payable and, to the extent any Letters of Credit are then outstanding, the Borrower shall make a Cash Collateral Deposit, to be held by the Administrative Agent as collateral under this Agreement, in the amount equal to the aggregate Letter of Credit Amount of such Letters of Credit and (B) if such event is any other Event of Default, the Lenders shall take any or all of the following actions: (i) by written notice to the Borrower declare the Revolving Loan Commitments, the Term Loan Commitments and the commitment of each Lender to issue Letters of Credit to be terminated forthwith, whereupon the Revolving Loan Commitments, the Term Loan Documents and the commitment of each Lender to issue Letters of Credit shall immediately terminate; and (ii) by written notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations under this Agreement and the Notes to be due and payable forthwith, whereupon (x) the same shall immediately become due and payable and (y) to the extent any Letters of Credit are then outstanding, the Borrower shall make a Cash Collateral Deposit, to be held by the Lenders as collateral under this Agreement, in an amount equal to the aggregate Letter of Credit Amount of the Letters of Credit outstanding. In all cases, the Lenders may enforce any or all of the Liens and other rights and remedies created pursuant to any Loan Document or available at law or in equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

9.1 Appointment and Authorization. Subject to Section 9.8, each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent or the Collateral Agent, thereto. This appointment and authorization are intended solely for the purpose of facilitating the servicing of the Loans and the administration of the Collateral and do not constitute appointment of the Administrative Agent or the Collateral Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Administrative Agent and the Collateral Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

9.2 The Agents and Their Affiliates. UBOC (and each successor Administrative Agent) and BBH (and each successor Collateral Agent) have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though they were not the Administrative Agent and the Collateral Agent, respectively, and the term “Lender” or “Lenders” includes UBOC and BBH in their individual capacities. UBOC (and each successor Administrative Agent) and BBH (and each successor Collateral Agent) have and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower, any Subsidiary thereof, or any Affiliate of the Borrower or any Subsidiary thereof, as if they were not the Administrative Agent and the Collateral Agent, respectively, and without any duty to account therefor to the Lenders. UBOC. (and each successor Administrative Agent) and BBH (and each successor Collateral Agent) need not account to any other Lender for any monies received by them for reimbursement of their costs and expenses as Administrative Agent or Collateral Agent hereunder, or (subject to Section 10.8) for any monies received by them in their capacity as Lenders hereunder. Neither the Administrative Agent nor the Collateral Agent shall be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent or the Collateral Agent.

9.3 Proportionate Interest in any Collateral. The Collateral Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Collateral Agent. Subject to the Collateral Agent’s, the Administrative Agent’s and the Lenders’ rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Collateral Agent, the Administrative Agent or a Lender), each Lender shall have an interest in the Lenders’ interest in such collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.

9.4 Lenders’ Credit Decisions. Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent, the Collateral

Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, the Collateral Agent any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent, the Collateral Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

9.5 Action by Administrative Agent and Collateral Agent.

(a) Absent actual knowledge of the Administrative Agent or the Collateral Agent of the existence of a Default, the Administrative Agent and the Collateral Agent may assume that no Default has occurred and is continuing, unless the Administrative Agent or the Collateral Agent (or the Lender that is then the Administrative Agent or the Collateral Agent) has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.

(b) The Administrative Agent and the Collateral Agent have only those obligations under the Loan Documents as are expressly set forth therein.

(c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent and the Collateral Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent and the Collateral Agent may, but shall not be required to, exercise its reasonable discretion to act or not act, except that the Administrative Agent and the Collateral Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 10.1) and those instructions shall be binding upon the Administrative Agent, the Collateral Agent and all the Lenders, provided that the Administrative Agent and the Collateral Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent or the Collateral Agent, in substantial risk of liability to the Administrative Agent or the Collateral Agent.

(d) If the Administrative Agent or the Collateral Agent has received a notice specified in clause (a), the Administrative Agent or the Collateral Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 10.1), provided that the Administrative Agent or the Collateral Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent or the Collateral Agent, in substantial risk of liability to the Administrative Agent or the Collateral Agent, and except that if the Requisite Lenders (or all the Lenders, if required under Section 10.1) fail, for five (5) Business Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent or the Collateral Agent, then the Administrative Agent or the Collateral Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.

(e) The Administrative Agent and the Collateral Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Requisite Lenders (or all the Lenders, if required under Section 10.1), notwithstanding any other provision hereof.

9.6 Liability of Agents. Neither the Administrative Agent, the Collateral Agent, nor any directors, officers, agents, employees or attorneys of the Administrative Agent or the Collateral Agent shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent, the Collateral Agent and their respective directors, officers, agents, employees and attorneys:

(a) May treat the payee of any Note as the holder thereof until the Administrative Agent or the Collateral Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent or the Collateral Agent, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until the Administrative Agent or the Collateral Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent or the Collateral Agent, signed by that Lender;

(b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower and/or their Subsidiaries or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any reasonable advice of such legal counsel, accountants or other professionals or experts selected by it with reasonable care;

(c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents except for those expressly made by it;

(d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or its Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of Borrower or its Subsidiaries;

(e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any Collateral;

(f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing reasonably believed by it to be genuine and signed or sent by the proper party or parties; and

(g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Advances and other amounts; provided that such error was not the result of gross negligence or willful misconduct and provided further that, promptly upon discovery of such an error in computation, the Administrative Agent, the Collateral Agent, the Lenders and (to the extent applicable) Borrower and/or its Subsidiaries or Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

9.7 Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share of the Commitments (if the Commitments are then in effect) or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes (if the Commitments have then been terminated), indemnify and hold the Administrative Agent, the Collateral Agent and their respective directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by the Administrative Agent or the Collateral Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent or Collateral Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent or Collateral Agent upon demand for that Lender’s Pro Rata Share of any reasonable out-of-pocket cost or expense incurred by the Administrative Agent or the Collateral Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other party is required by Section 10.5 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 9.7 shall entitle the Administrative Agent, the Collateral Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any of its Subsidiaries. To the extent that the Administrative Agent, the Collateral Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or any of its Subsidiaries, it shall return the amounts paid to it by the Lenders in respect of such amount.

9.8 Successor Agents. The Administrative Agent and the Collateral Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent or Collateral Agent upon reasonable notice to the Lenders and Borrower effective upon acceptance of appointment by a successor Administrative Agent or Collateral Agent. If the Administrative Agent or Collateral Agent shall resign as Administrative Agent or Collateral Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent or Collateral Agent for the Lenders, which successor Administrative Agent or Collateral Agent shall be subject to approval by the Borrower (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent or Collateral Agent is appointed prior to the effective date of the resignation of the Administrative Agent or Collateral Agent, the Administrative Agent or Collateral Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent or Collateral Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent or Collateral Agent hereunder, such successor Administrative Agent or Collateral Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Collateral Agent and the term

“Administrative Agent” or “Collateral Agent” shall mean such successor Administrative Agent or Collateral Agent and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as Administrative Agent or Collateral Agent shall be terminated. After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, the provisions of this Section 9 and Section 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent under this Agreement. Notwithstanding the foregoing, if (a) the Administrative Agent or Collateral Agent has not been reimbursed for any expense reimbursable to it under Section 10.5, in either case for a period of at least one (1) year and (b) no successor Administrative Agent or Collateral Agent has accepted appointment as Administrative Agent or Collateral Agent by the date which is thirty (30) days following a retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above.

9.9 No Obligations of Borrower. Nothing contained in this Section 9 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent or the Collateral Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent, the Collateral Agent or any of the Lenders in respect of any failure by the Administrative Agent, the Collateral Agent or any Lender to perform any of its obligations to the Administrative Agent, the Collateral Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower’s obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement. In addition, Borrower may rely on a written statement by the Administrative Agent to the effect that it has obtained the written consent of the Requisite Lenders or all of the Lenders, as applicable under Section 10.1, in connection with a waiver, amendment, consent, approval or other action by the Lenders hereunder, and shall have no obligation to verify or confirm the same.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, the Notes, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. With the prior written consent of the Requisite Lenders and the Borrower, the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purposes of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders, the Borrower or any other Loan Party hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or the Notes or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (a) reduce the amount or extend the maturity of any Note or any installment due thereon, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount or extend the time of payment of any fee, indemnity or reimbursement payable to the Lenders hereunder, in each case without the written consent of each Lender; or (b) (i) amend, modify or waive any provision of this Section 10.1 or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents except for a Subsidiary in connection with an Asset Disposition permitted by this Agreement; or (ii) release any Loan Party from any liability under its respective Loan Documents except for a Subsidiary in connection with an Asset Disposition permitted by this Agreement; or (iii) release any material portion of the Collateral or any material portion of the Guarantor Collateral, except in connection with any Asset Disposition permitted by this Agreement; or (iv) amend, modify or waive, directly or indirectly, any of the provisions of Sections 2.1(f) or 2.10 hereof (regarding pro rata payments); or (v) amend, modify or waive any provision of this Agreement requiring the consent or approval of the Lenders, in each case without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower, the other Loan Parties, the Agents, the Lenders and all future holders of the Notes. In the case of any waiver, the Borrower, the other Loan Parties, the Agents, and the Lenders shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

10.2 Notices. All notices, requests and demands or other communications to or upon the respective parties hereto to be effective shall be in writing (including notices given by facsimile which are preceded by telephone notification to the recipient), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or 3 days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, in each case addressed to the parties at their addresses as set forth on the signature pages hereof, or in the Assignment and Acceptance pursuant to which a Person becomes a party hereto, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Administrative Agent or any Lender pursuant to Sections 2.1, 2.2, 2.3, 2.4 or 2.5 hereof shall not be effective until received.

The Administrative Agent shall be entitled to rely and act upon telephonic notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, (ii) such notices are found not to have been authorized by the Borrower or (iii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lenders from all losses, costs, expenses and liabilities resulting from the reliance by the Agent on any such notice.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lenders, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

10.5 Payment of Expenses and Taxes. The Borrower agrees, whether or not the transactions contemplated hereby are consummated, (a) to pay or reimburse the Closing Date Lenders, and following the occurrence and during the continuance of a Default, all Eligible Assignees of the Closing Date Lenders, for all their reasonable costs and out-of-pocket expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the transactions to occur on the Closing Date and including syndication costs), including, without limitation, the reasonable fees and disbursements of outside counsel to the Closing Date Lenders, and following the occurrence and during the continuance of a Default, all Eligible Assignees of the Closing Date Lenders (including any foreign counsel to such Lenders) and as to any amendment, supplement or modification to this Agreement or any other Loan Document and the administration of the transactions contemplated thereby, and with respect to the foregoing, the allocated reasonable costs of internal counsel to each Lender, (b) after the occurrence and during the continuance of a Default, to pay or reimburse the Lenders, for all their reasonable costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceeding, including, without limitation, reasonable legal fees and disbursements of outside counsel to the Lenders and the allocated reasonable cost of internal counsel to each Lender, (c) to pay, and indemnify and hold harmless the Lenders from, any and all recording and filing fees, the cost of the audit of the Loan Parties’ assets performed prior to closing and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (but not including Excluded Taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents and (d) to pay, and indemnify and hold harmless the Lenders from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, the allocated reasonable cost of internal counsel and the reasonable legal fees and disbursements of outside counsel to each Lender), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery and enforcement of this Agreement, the Notes, the other Loan Documents or the use of the Letters of Credit or the proceeds of the Loans and any such other documents (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to the Lenders with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Lenders or their agents or attorneys-in-fact. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

10.6 Successors and Assigns; Assignments; Participation; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agents, the Lenders, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of each of the Agents and the Lenders.

(b) Nothing herein shall prohibit either Lender from pledging or assigning any of its interest and rights under this Agreement and its Notes to any Federal Reserve Bank in accordance with applicable law.

(c) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Commitments; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Agents and (if no Event of Default then exists) the Borrower (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by a Commitment Assignment and Acceptance substantially in the form attached as Exhibit K hereto (a “Commitment Assignment and Acceptance”), a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender or to another Lender the assignment shall not assign a Pro Rata Share of the Commitments that is equivalent to less than $5,000,000 and (iv) the effective date of any such assignment shall be as specified in the Commitment Assignment and Acceptance, but not earlier than the date which is five (5) Business Days after the date the Administrative Agent has received the Commitment Assignment and Acceptance. Upon the effective date of such Commitment Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share of the Commitments therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. The Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to the Borrower of its Notes) to such assignee Lender, Notes evidencing that assignee Lender’s Pro Rata Share of the Commitments, and to the assigning Lender, Notes evidencing the remaining balance of the Pro Rata Share retained by the assigning Lender.

(d) By executing and delivering a Commitment Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Commitments being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance by the Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Agents to take such respective actions and to exercise such respective powers under this Agreement as are delegated to the Agents by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Commitment Assignment and Acceptance delivered to it and a register (the “Register”) of the name and address of each of the Lenders and the Pro Rata Share of the Commitments held by each Lender, giving effect to each Commitment Assignment and Acceptance. The Register shall be available during normal business hours for inspection by the Borrower or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Commitment Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $2,500 from such Lender or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto. The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Share of the Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Share of the Commitments shall be effective, in each case unless and until a Commitment Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share of the Commitments shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share of the Commitments.

(f) Each Lender may from time to time grant participations to one or more banks or other financial institutions in a portion of its Pro Rata Share of the Commitments; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Pro Rata Share of the Commitments as it then exists and shall not restrict an increase in the Commitments, or in the granting Lender’s Pro Rata Share of the Commitments, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date, or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due under the Notes, (D) release any Subsidiary Guarantee, or (E) release any Collateral from the Lien of the Collateral Documents, except if such release of Collateral or Subsidiary Guarantee occurs in connection with any Asset Disposition permitted hereunder, in which case such release shall not require the consent of any of the Lenders or of any holder of a participation interest in the Commitments.

10.7 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may (subject to Section 10.8 hereof) exercise its rights under Article 9 of the Uniform Commercial Code and other applicable laws and, to the extent permitted by applicable laws, apply any funds in any deposit account maintained with it by the Borrower and/or any Property of the Borrower in its possession against the Obligations.

10.8 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against the Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by the Borrower or any Person claiming through or succeeding to the rights of the Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 10.8 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 10.8 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

10.9 Foreign Lenders and Participants. Each Lender that is incorporated or otherwise organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to the Borrower (with a copy to the Administrative Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 10.6(c) hereof, if applicable):

(A) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

(C) in the case of such a Lender claiming the benefits of the exemption “portfolio interest” under Section 881(c) of the Code, (A) a duly executed certificate to the effect that such Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN.

(D) properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made, if any.

Thereafter and from time to time, each such Lender shall (a) promptly submit to the Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary to avoid any requirement of applicable laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. In the event that the Borrower or the Administrative Agent become aware that a participation has been granted pursuant to Section 10.6(c) hereof, to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by the Borrower or the Administrative Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to the Borrower and the Administrative Agent as would be required under this Section if such financial institution were a Lender.

Without limiting the generality of the foregoing, in the event that any Lender that is incorporated or otherwise organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) such Lender shall deliver to the Administrative Agent and the Borrower (in such number of copies as shall be requested by the recipient), on or prior to the date such Person becomes a Lender, or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion):

(1) duly executed and properly completed copies of the forms and statements required to be provided by such Lender under this Section 10.9, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax; and

(2) duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the regulations thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

10.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12 Integration. This Agreement, together with the other Loan Documents, represents the entire agreement of the Borrower and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by either Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES).

10.14 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each party hereto hereby irrevocably and unconditionally

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of California, the courts of the United States of America for the Southern District of California, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address set forth in Section 10.2 hereof;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any punitive damages.

(b) THE BORROWER AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

10.15 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) the Lenders do not have any fiduciary relationship to the Borrower solely by virtue of any of the Loan Documents, and the relationship pursuant to the Loan Documents between the Lenders, on one hand, and the Borrower on the other hand, is solely that of creditor and debtor;

(c) no joint venture exists between the Borrower and the Lenders; and

(d) the obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Lenders or either of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either between themselves or with the Borrower or any Affiliate of the Borrower. A default by either Lender will not increase the pro rata share of the Commitments attributable to the other Lender. If one Lender defaults, the other Lender not in default may, if it desires, assume (in such proportion as the nondefaulting Lender agrees) the obligations of the Lender in default, but is not obligated to do so.

10.16 Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.17 Confidentiality. Each Lender shall take normal and reasonable precautions to maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement which has been identified in writing as such by any Loan Party but may, in any event, make disclosures (a) reasonably required by any bona fide transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Revolving Loan Commitments, the Term Loan Commitments, the Loans, any participation in Letters of Credit or participation in any of the foregoing or (b) as required or requested by any governmental agency or representative thereof or as required pursuant to legal process or (c) to its attorneys and accountants or (d) as required by law or (e) in connection with litigation involving such Lender; provided that (i) such transferee, assignee or participant agrees in writing to comply with the provisions of this Section 10.17 unless specifically prohibited by applicable law or court order and (ii) in no event shall such Lender be obligated or required to return any materials furnished by the Borrower and its Subsidiaries.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

SERACARE LIFE SCIENCES, INC.

By:	/s/ Tim T. Hart
Tim T. Hart
Chief Financial Officer

Address for Notices:

1935 Avenida del Oro, Suite F
Oceanside, CA 92056
Attention:	Tim T. Hart
Telephone:	(760) 806-8922, ext. 30
Facsimile:	(760) 806-8933

BROWN BROTHERS HARRIMAN & CO., as the Collateral Agent and a Lender

By:	/s/ Joseph E. Hall
Name:	Joseph E. Hall
Title:	Managing Director

Address for Notices:

40 Water Street
Boston, MA 02109
Attention:	J. Edward Hall
Telephone:	(617) 772-1130
Facsimile:	(617) 772-1138

-77-	[Credit Agreement]

UNION BANK OF CALIFORNIA, N.A., as the Administrative Agent

By:	/s/ Douglas S. Lambell
Douglas S. Lambell
Vice President

Addresses for Notices:

Union Bank of California, N.A.
Agency Services
601 Petrero Grande Drive
4-957-161
Monterey Park, CA 91754
Attention:	Debra Miranda
Telephone:	(323) 720-2575
Facsimile:	(323) 720-2780

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Douglas S. Lambell
Douglas S. Lambell
Vice President

Address for Notices:

Union Bank of California, N.A.
San Diego Commercial Banking Group
530 “B” Street, 4th Floor S-420
San Diego, California 92101
Attention:	Douglas S. Lambell
Telephone:	(619) 230-3029
Facsimile:	(619) 230-3766

-78-	[Credit Agreement]

EXHIBIT G

FORM OF REVOLVING LOAN PROMISSORY NOTE (SECURED)

US$	_____________ ,

SERACARE LIFE SCIENCES, INC., a California corporation (the “Borrower”), promises to pay to the order of                                              (the “Lender”) the lesser of the principal sum of                      and 00/100 Dollars ($                    ) or the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Loan Agreement (as hereinafter defined), whichever is less, in immediately available funds at the office of the Lender in                     , together with interest on the unpaid principal amount hereof as provided in the Loan Agreement referred to below. If this Note is not paid in full when due, interest on the unpaid balance shall thereafter be payable on demand at the default interest rate as provided in the Loan Agreement.

The Lender shall, and is hereby authorized to, record on a schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder. The records of the Lender shall be presumed to be accurate and shall be binding upon the Borrower absent manifest error.

This Note is one of the Revolving Loan Notes issued pursuant to, and is entitled to the benefits of, the Revolving/Term Credit and Security Agreement dated as of the date hereof by and between the Borrower, on the one hand, and the Lender and [Brown Brothers Harriman & Co.] [Union Bank of California, N.A.], on the other hand, as such agreement may be amended, restated, supplemented or otherwise modified from time to time (the “Loan Agreement”). The Loan Agreement provides for Events of Default and the Collateral which secures this Note. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.

The Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, or enforcement hereof and consents that the terms of the Loan Agreement may be extended from time to time and that no such extension of other indulgence, and no substitution, release or surrender of Collateral and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of the Borrower, or any endorser or guarantor. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

This Note shall be governed by and construed in accordance with the laws of the State of California (without giving effect to any conflicts of laws provisions contained therein).

SERACARE LIFE SCIENCES, INC.

By:
Name:
Title:

EXHIBIT H

FORM OF TERM LOAN PROMISSORY NOTE (SECURED)

US$	_____________ ,

SERACARE LIFE SCIENCES, INC., a California corporation (the “Borrower”), promises to pay to the order of                                         (the “Lender”) the principal sum of                      and 00/100 Dollars ($                    ) in immediately available funds at the office of the Lender in                     , together with interest on the unpaid principal amount hereof as provided in the Loan Agreement referred to below. If any principal installment under this Note is not paid in full when due, interest on the unpaid balance shall thereafter be payable on demand at the default interest rate as provided in the Loan Agreement.

The Lender shall, and is hereby authorized to, record on a schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each principal payment hereunder. The records of the Lender shall be presumed to be accurate and shall be binding upon the Borrower absent manifest error.

This Note is one of the Term Loan Notes issued pursuant to, and is entitled to the benefits of, the Revolving/Term Credit and Security Agreement dated as of the date hereof by and between the Borrower, on the one hand, and the Lender and [Brown Brothers Harriman & Co.] [Union Bank of California, N.A.], on the other hand, as such agreement may be amended, restated, supplemented or otherwise modified from time to time (the “Loan Agreement”). The Loan Agreement provides for Events of Default and the Collateral which secures this Note. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.

The Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, or enforcement hereof and consents that the terms of the Loan Agreement may be extended from time to time and that no such extension of other indulgence, and no substitution, release or surrender of Collateral and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of the Borrower, or any endorser or guarantor. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

This Note shall be governed by and construed in accordance with the laws of the State of California (without giving effect to any conflicts of laws provisions contained therein).

SERACARE LIFE SCIENCES, INC.

By:
Name:
Title: